As filed with the Securities and Exchange Commission on April 14, 2005
An Exhibit List can be found on page II-4.
Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

IGIA, INC.
(Name of small business issuer in its charter)

Delaware	____	33-0601498
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

521 5th Avenue, 20th Floor
New York, NY 10175
(212) 575-0500
(Address and telephone number of principal executive offices and principal place of business)

Avi Sivan, Chief Executive Officer
IGIA, INC.
521 5th Avenue, 20th Floor
New York, NY 10175
(212) 575-0500
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.
If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value issuable upon conversion of Callable Secured Convertible Notes	333,333 (2)	$.02(3)	$6,666.66	$0.84
Common Stock, $0.001 par value issuable upon exercise of Warrants	666,667 (4)	$.03	$20,000.01	$2.53
Total	1,000,000		$26,666.67	$3.37

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of callable secured convertible notes and the exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the callable secured convertible notes and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the callable secured convertible notes and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the callable secured convertible notes and upon exercise of the warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Includes a good faith estimate of the shares underlying the callable secured convertible notes to account for market fluctuations.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on April 4, 2005, which was $.02 per share.

(4) Includes a good faith estimate of the shares underlying warrants exercisable at $.03 per share to account for antidilution and price protection adjustments.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 14, 2005

IGIA, INC.
1,000,000 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 1,000,000 shares of our common stock, including up to 333,333 shares of common stock underlying secured convertible notes in a principal amount of $3,000,000 and up to 666,667 issuable upon the exercise of common stock purchase warrants. The secured convertible notes are convertible into our common stock at the lower of $0.04 or 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "IGAI.ob". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on April 4, 2005, was $.02.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April __, 2005.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by IGIA, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

IGIA, INC.

We are a in the business of the direct marketing and distribution of proprietary and branded personal care and home care products.

For the three months ended November 30, 2004, we generated $1,526,539 in revenue and a net loss of $6,711,550. In addition, for the year ended February 29, 2004, Tactica International, Inc.. a wholly-owned subsidiary, generated revenue of $39,609,912 and a net loss of $9,014,554. As a result of recurring losses from operations and a net deficit in both working capital and stockholders’ equity, KPMG LLP, in their report dated May 12, 2004, have expressed substantial doubt about our ability to continue as going concern.

Our principal offices are located at 521 5th Avenue, 20th Floor, New York, NY 10175, and our telephone number is (212) 575-0500. We are a Delaware corporation.

The Offering

Common stock offered by selling stockholders	Up to 1,000,000 shares, including the following:

-
up to 333,333 shares of common stock underlying secured convertible notes in the principal amount of $3,000,000 (includes a good faith estimate of the shares underlying the callable secured convertible notes to account for market fluctuations antidilution and price protection adjustments, respectively), and

	-	up to 333,333 shares of common stock underlying secured convertible notes in the principal amount of $3,000,000 (includes a good faith estimate of the shares underlying the callable secured convertible notes to account for market fluctuations antidilution and price protection adjustments, respectively), and

-
up to 666,667 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.03 per share (includes a good faith estimate of the shares underlying warrants to account for antidilution and price protection adjustments).

This number represents 5.55% of our current outstanding stock.

Common stock to be outstanding after the offering		Up to 19,002,933 shares; provided, however, upon amending our Articles of Incorporation to increase the authorized common stock we will amend this registration statement to increase the number of shares included herein which will result in a substantial amount of additional shares outstanding after the offering

Use of proceeds	We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, the selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, we have received gross proceeds $1,000,000 from the sale of the secured convertible notes and the investors are obligated to provide us with an additional $1,000,000 within five days following the initial filing of this registration statement and $1,000,000 within five days of this registration statement being declared effective. The proceeds received from the sale of the callable secured convertible notes will be used for business development purposes, working capital needs, payment of consulting and legal fees and borrowing repayment.

Over-The-Counter Bulletin Board Symbol	IGAI

EXPLANATORY NOTE: ON MARCH 23, 2005, WE ENTERED INTO A SECURITIES PURCHASE AGREEMENT WITH NEW MILLENNIUM CAPITAL PARTNERS II, LLC, AJW QUALIFIED PARTNERS, LLC, AJW OFFSHORE, LTD. AND AJW PARTNERS, LLC. CERTAIN ISSUANCES OF SHARES OF COMMON STOCK PURSUANT TO THIS AGREEMENT WOULD REQUIRE US TO ISSUE SHARES OF COMMON STOCK IN EXCESS OF OUR AUTHORIZED CAPITAL. WE HAVE FILED AN INFORMATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION, SEEKING TO RATIFY THE FILING OF A CERTIFICATE OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED COMMON STOCK FROM 20,000,000 TO 100,000,000. IN ADDITION, WE ARE SEEKING TO FURTHER INCREASE OUR AUTHORIZED COMMON STOCK TO 1,000,000,000. WE INTEND ON FILING ANOTHER CERTIFICATE OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION 20 DAYS AFTER OUR INFORMATION STATEMENT IS MAILED TO OUR SHAREHOLDERS PURUSANT TO WRITTEN CONSENT OF STOCKHOLDERS HOLDING A MAJORITY OF THE SHARES OF OUR COMMON STOCK. WE ARE REGISTERING 1,000,000 SHARES OF COMMON STOCK PURSUANT TO THIS PROSPECTUS THAT ARE UNDERLYING THE CONVERTIBLE DEBENTURES AND WARRANTS ISSUED IN CONNECTION WITH THE SECURITIES PURCHASE AGREEMENT. UPON FILING THE CERTIFICATE OF AMENDMENT, WE WILL AMEND THIS PROSPECTUS TO INCLUDE ADDITIONAL SHARES OF COMMON STOCK THAT ARE ISSUABLE PURSUANT TO THIS AGREEMENT.

The above information regarding common stock to be outstanding after the offering is based on 18,002,933 shares of common stock outstanding as of April 4, 2005 and assumes the subsequent conversion of our issued secured convertible notes and exercise of warrants by our selling stockholders.

To obtain funding for the purpose of providing a loan to Tactica International, Inc., our wholly-owned subsidiary, in the form of debtor in possession financing and/or exit financing in the context of Tactica’s chapter 11 case subject to Bankruptcy Court approval, we entered into a Securities Purchase Agreement with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC on March 23, 2005 for the sale of (i) $3,000,000 in callable secured convertible notes and (ii) stock purchase warrants to buy 6,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these callable secured convertible notes and warrants.

On March 24, 2005, the investors purchased $1,000,000 in callable secured convertible notes and received warrants to purchase 2,000,000 shares of our common stock. In addition, provided that all of the conditions in the Securities Purchase Agreement are satisfied, the investors are obligated to provide us with additional funds as follows:

•	$1,000,000 will be funded within five business days of filing a registration statement registering shares of our common stock underlying the callable secured convertible notes and the warrants; and

•	$1,000,000 will be funded within five business days of the effectiveness of the registration statement.

The callable secured convertible notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of (i) $0.04 or (ii) 50% of the average of the three lowest intraday trading prices for our common stock during the 20 trading days before, but not including, the conversion date. As of April 4, 2005, the average of the three lowest intraday trading prices for our common stock during the preceding 20 trading days as reported on the Over-The-Counter Bulletin Board was $0.02 and, therefore, the conversion price for the secured convertible notes was $0.01. Based on this conversion price, the $3,000,000 callable secured convertible notes, excluding interest, were convertible into 300,000,000 shares of our common stock.

We may prepay the callable secured convertible notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the callable secured convertible notes and the market price is at or below $.06 per share. The full principal amount of the callable secured convertible notes is due upon default under the terms of callable secured convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property as well as registration rights.

The warrants are exercisable until five years from the date of issuance at a purchase price of $0.03 per share. In addition, the exercise price of the warrants is adjusted in the event we issue common stock at a price below market.

The investors have contractually agreed to restrict their ability to convert the callable secured convertible notes and exercise the warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of our common stock.

See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the callable secured convertible notes.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

The Chapter 11 Reorganization Has A Material Negative Effect On Tactica’s Business, Financial Condition And Results of Operations.

In October 2004, Tactica, our only operating subsidiary filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code. Tactica did not have sufficient working capital to operate its business and was unable to obtain financing. Notwithstanding the protection of the Bankruptcy Court, there is no assurance Tactica will be able to obtain sufficient funding to emerge from bankruptcy and continue to operate its business. Tactica’s ability to emerge from bankruptcy is dependent on several factors, including but not limited to, its ability to: generate liquidity from operations; satisfy its ongoing operating costs on a timely basis; develop an acceptable exit plan; receive requisite approval from Tactica’s pre-petition creditors and the Bankruptcy Court of a settlement of the bankruptcy case; and to pay all administrative costs incurred in bankruptcy prior to emergence.

In addition, Tactica is currently in default under its contract with its warehouse, Innotrac, which has suspended all shipments of inventory. Innotrac issued a Stipulation default notice and ceased order processing services. Although the parties are seeking a resolution, there is no assurance that Innotrac will be able to exercise its rights under a default of the Stipulation and liquidate Tactica’s inventory to reduce the obligation to Innotrac. In the event that sales of the Innotrac inventory are insufficient to repay Tactica’s debt to Innotrac, the remaining debt would be an unsecured claim under the Chapter 11 proceedings. As described under “Liquidity and Capital Resources” there are numerous reasons why Tactica may be unable to emerge from bankruptcy. In such event, we would seek to fund a strategic merger, acquisition or sale of assets or otherwise be forced to discontinue operations.

Predecessor Auditors Have Expressed Substantial Doubt About Our Ability To Continue As A Going Concern.

In their report dated May 12, 2004, KPMG LLP stated that the financial statements of Tactica for the year ended February 29, 2004 were prepared assuming that Tactica would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations and our net capital deficiency. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit. Our continued net operating losses and stockholders’ deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

Our Common Stock Trades In A Limited Public Market, The NASD OTC Electronic Bulletin Board; Accordingly, Investors Face Possible Volatility Of Share Price.

Our common stock is currently quoted on the NASD OTC Bulletin Board under the ticker symbol IGAI.OB. As of April 4, 2005, there were approximately 18,002,933 shares of Common Stock outstanding, of which approximately 5,500,000 were tradable without restriction under the Securities Act.

There can be no assurance that a trading market will be sustained in the future. Factors such as, but not limited to, technological innovations, new products, acquisitions or strategic alliances entered into by us or our competitors, government regulatory action, patent or proprietary rights developments, and market conditions for penny stocks in general could have a material effect on the liquidity of our common stock and volatility of our stock price.

Our Future Operations Are Contingent On Our Ability To Recruit Employees.

In the event we are able to obtain necessary funding, we expect to experience growth in the number of employees and the scope of our operations. In particular, we may hire additional sales, marketing and administrative personnel. Additionally, acquisitions could result in an increase in employee headcount and business activity. Such activities could result in increased responsibilities for management. We believe that our ability to increase our customer support capability and to attract, train, and retain qualified technical, sales, marketing, and management personnel, will be a critical factor to our future success.

We May Not Be Able To Manage Our Growth Effectively.

Our future success will be highly dependent upon our ability to successfully manage the expansion of our operations. Our ability to manage and support our growth effectively will be substantially dependent on our ability to: implement adequate improvements to financial and management controls, reporting and order entry systems, and other procedures and hire sufficient numbers of financial, accounting, administrative, and management personnel. Our expansion and the resulting growth in the number of our employees would result in increased responsibility for both existing and new management personnel. We are in the process of establishing and upgrading our financial accounting and procedures. We may not be able to identify, attract, and retain experienced accounting and financial personnel. Our future operating results will depend on the ability of our management and other key employees to implement and improve our systems for operations, financial control, and information management, and to recruit, train, and manage its employee base. We may not be able to achieve or manage any such growth successfully or to implement and maintain adequate financial and management controls and procedures, and any inability to do so would have a material adverse effect on its business, results of operations, and financial condition.

Our Success Is Dependent On Our Ability To Address Market Opportunities.

Our future success depends upon our ability to address potential market opportunities while managing our expenses to match our ability to finance our operations. This need to manage our expenses will place a significant strain on our management and operational resources. If we are unable to manage our expenses effectively, we may be unable to finance our operations. By adjusting our operations and development to the level of capitalization, we believe we have sufficient capital resources to meet projected cash flow deficits. However, if during that period or thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition and would prevent us from being able to utilize potential market opportunities.

We May Be Required To Seek Additional Means Of Financing.

In financing our operations since filing for reorganization under Chapter11 of the U.S. Bankruptcy Code, we have relied mostly on advances from stockholders under a debtor in possession loan. There is no assurance the stockholders will continue to provide sufficient funds for us to successfully continue our operations. Therefore, we will need additional capital to continue our operations and will endeavor to raise funds through the sale of equity shares and revenues from operations.

On March 23, 2005, we entered into a financing arrangement involving the sale of an aggregate of $3,000,000 principal amount of callable secured convertible notes and stock purchase warrants to buy 6,000,000 shares of our common stock. However, there can be no assurance that we will generate revenues from operations. Failure to generate such operating revenues would have an adverse impact on our financial position and results of operations and ability to continue as a going concern. Our operating and capital requirements during the next fiscal year and thereafter will vary based on a number of factors, including the level of sales and marketing activities for its services and products. Accordingly we may be required to obtain additional private or public financing including debt or equity financing and there can be no assurance that such financing will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

If we raise additional funds by issuing equity securities, existing stockholders may experience a dilution in their ownership. In addition, as a condition to giving additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders.

The Sales Of Our Products Have Been Very Volatile And Our Results Of Operations Could Fluctuate Materially.

The sales of certain of our products rely on television advertising and direct response marketing campaigns. In addition, some of our products have short life cycles. This leads to volatility in our revenues and results of operations. For example, our net sales for the fiscal year ended February 29, 2004 decreased by approximately 50.0% as compared with the fiscal year ended February 28, 2003 and we incurred a $ 9,014,554 operating loss for the fiscal year ended February 29, 2004. This was primarily caused by substantially reduced sales. In addition, as part of our April 2004 purchase agreement with Helen of Troy, or HoT, HoT acquired the right to market and sell Epil-Stop, one of our most popular products, in the United States and assumed the liabilities associated with United States sales of the Epil-Stop product. We therefore expect that our sales could continue to decline or be volatile and as a result, that our financial position could be adversely affected.

We Need To Raise Additional Capital Or Debt Funding To Sustain Operations.

We will require the proceeds from the sale of equity or debt securities and/or additional capital to sustain operations and to increase sales. In addition, to the extent that we may have a working capital deficit and cannot offset the deficit from profitable sales, we may have to raise capital to repay the deficit and provide more working capital to permit revenue growth. We cannot assure you that financing from external sources or related parties will be available if needed or, if available, on favorable terms. Our inability to obtain adequate financing will result in the need to reduce or curtail certain of our operations.

Changes In Foreign Policy, International Law Or The Internal Laws Of The Countries Where Our Manufacturers Are Located Could Have A Material Negative Effect On Our Business, Financial Condition And Results Of Operations.

All of our products are manufactured by unaffiliated companies, some of which are in the Far East. Risks associated with such foreign manufacturing include: changing international political relations; changes in laws, including tax laws, regulations and treaties; changes in labor laws, regulations, and policies; changes in customs duties and other trade barriers; changes in shipping costs; currency exchange fluctuations; local political unrest; and the availability and cost of raw materials and merchandise. To date, these factors have not significantly affected our production capability. However, any change that impairs our ability to obtain products from such manufacturers, or to obtain products at marketable rates, would have a material negative effect on our business, financial condition and results of operations.

Our Business Will Suffer If We Do Not Develop And Competitively Market Products That Appeal To Consumers.

We sell products in the “As Seen on TV” market, the personal care products market, the household appliance market and the floor care products market. These markets are very competitive. Maintaining and gaining market share depends heavily upon price, quality, brand name recognition, patents, innovative designs of new products and replacement models, and marketing and distribution approaches. We compete with domestic and international companies, some of which have substantially greater financial and other resources than we have. We believe that our ability to produce reliable products that incorporate developments in technology and to satisfy consumer tastes with respect to style and design, as well as our ability to market a broad offering of products in each applicable category at competitive prices, are keys to our future success.

Our Business, Financial Condition And Results Of Operations Could Be Materially Adversely Affected If We Are Unable To Sell Products Under Our Licensed Trademarks.

A significant portion of our sales revenue is derived from sales of products under licensed trademarks. As the percentage of our sales of such products increases, we will become increasingly dependent upon the continued use of such trademarks. On April 29, 2004, HoT acquired the Epil-Stop brand from us and granted us a three-year license to market Epil-Stop products outside of North America, Central America, South America and the Caribbean. Actions taken by licensors, such as Singer and HoT and other third parties, with respect to products we license from them could greatly diminish the value of any of our licensed trademarks. If we are unable to develop and sell products under these licensed trademarks or the value of the trademarks were diminished by the licensor or third parties, the effect on our business, financial condition and results of operations could be materially adversely affected.

Many Of Our Competitors Are Larger And Have Greater Financial And Other Resources Than We Do And Those Advantages Could Make It Difficult For Us To Compete With Them.

Many of our current and potential competitors may have substantial competitive advantages relative to us, including: longer operating histories; significantly greater financial, technical and marketing resources;
greater brand name recognition; larger existing customer bases; and more popular products.

These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to develop, promote and sell their products or services than we can.

We Are Dependent On Our Management Team And The Loss Of Any Key Member Of This Team May Prevent Us From Implementing Our Business Plan In A Timely Manner.

Our success depends largely upon the continued services of our executive officers and other key personnel, particularly Avi Sivan, our Chief Executive Officer, and Prem Ramchandani, our President. We have entered into employment agreements with Mr. Sivan and Mr. Ramchandani. We expect to obtain key person life insurance policies on Mr. Sivan and Mr. Ramchandani in accordance with terms of the March 23, 2005 Securities Purchase Agreement. The loss of Mr. Sivan or Mr. Ramchandani services would be expected to have a material adverse effect on our operations.

Our Business, Financial Condition And Results Of Operations Will Suffer If We Do Not Accurately Forecast Customers’ Demands.

Because of our reliance on manufacturers in the Far East, our production lead times are relatively long. Therefore, we must commit to production well in advance of customer orders. If we fail to forecast consumer demand accurately, we may encounter difficulties in filling customer orders or in liquidating excess inventories, or may find that customers are canceling orders or returning products. Our relatively long production lead time, may increase the amount of inventory and the cost of storing inventory. Additionally, changes in retailer inventory management strategies could make inventory management more difficult. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

Our Products And Business Practices May Be Subject To Review By Third Party Regulators And Consumer Affairs Monitors And Actions Resulting From Such Reviews, Including But Not Limited To Cease And Desist Orders, Fines And Recalls.

Although our products are generally not regulated by the U.S. Food and Drug Administration (FDA), we have in the past and on occasion may in the future sell products that are subject to FDA regulations. Our advertising is subject to review by the National Advertising Council (NAC) and our advertisements could be and have been subject to NAC recommendations for modification. The U.S. Federal Trade Commission (FTC) and state and local consumer affairs bodies oversee various aspects of our sales and marketing activities and customer handling processes. If any of these agencies, or other agencies that have a right to regulate our products, engage in reviews of our products or marketing procedures we may be subject to various enforcement actions from such agencies. If such reviews take place, as they have in the past, our executives may be forced to spend time on the regulatory proceedings as opposed to running our business. In addition to fines, adverse actions from an agency could result in our being unable to market certain products the way we would like or at all, or prevent us from selling certain products entirely.

We Purchase Essential Services And Products From Third Parties, Which If Interrupted, Could Have A Material Impact On Our Ability To Operate.

We currently outsource significant portions of our business functions, including, but not limited to, media, warehousing, customer service, inbound call center functions and payment processing for all direct response sales, customer order fulfillment, and product returns processing and shipping. From time to time we have experienced interruptions in these essential services for varying periods of time and future interruptions can and will occur. If such interruptions occur for extended periods of time, our operations may be materially adversely affected. Many of our products are produced in South China. Should we experience any interruption or interference with the operations of the third party suppliers of goods and services, we might experience a shortage of inventory. This type of shortage could have a material adverse effect on our financial position, results of operations, and for cash flow.

Our Direct Response Sales Operation Is Dependent On Having Adequate Credit Card Activity Processing Capacity With The Major Credit Card Companies And A Credit Card Processor.

A third party credit card processor regulates our daily credit card sales order volume and sets limits as to the maximum daily sales volume it will process. In addition, credit card companies, such as Visa and MasterCard, and credit card processors typically maintain a record of the level of customer requests to have charges for our products reversed (chargebacks). The credit card companies and processors may fine us for “high chargeback levels”, modify our daily sales volume limit, or even discontinue doing business with us. The direct response business is known for relatively high chargeback levels and we have experienced periods of higher than accepted levels of chargeback activity that has led to fines and disruptions in credit card processing of customer orders. We endeavor to maintain reasonable business practices and customer satisfaction, which in part, contribute to lower levels of chargeback activity. Nevertheless, excess chargeback activity could result in our being unable to have customers pay us using credit cards.

Our Future Acquisitions, If Any, And New Products May Not Be Successful, Which Could Have A Material Adverse Effect On Our Financial Condition And Results Of Operations.

We have in the past, and may in the future, decide to acquire new product lines and businesses. The acquisition of a business or of the rights to market specific products or use specific product names involves a significant financial commitment. In the case of an acquisition, such commitments are usually in the form of either cash or stock consideration. In the case of a new license, such commitments could take the form of license fees, prepaid royalties, and future minimum royalty and advertising payments. While our strategy is to acquire businesses and to develop products that will contribute positively to earnings, there is no guarantee that all or any of our acquisitions will be successful. Anticipated synergies may not materialize, cost savings may be less than expected, sales of products may not meet expectations and acquired businesses may carry unexpected liabilities. Each of these factors could result in a newly acquired business or product line having a material negative impact on our financial condition and results of operations.

A Controlling Interest In Our Common Stock Was Acquired By Former Shareholders Of Our Operating Subsidiary, Tactica International, Inc, And We Have a Limited Operating History Upon Which You Can Base An Investment Decision.

On June 11, 2004, we completed a share exchange with the former stockholders of Tactica International, Inc., resulting in Tactica’s former stockholders owning the majority of our common stock on a fully diluted basis. Therefore, we have a limited operating history upon which you can make an investment decision, or upon which we can accurately forecast future sales. You should, therefore, consider us subject to the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new business.

Our Company And/Or Our Former Management May Be Subject To Fines, Sanctions And/Or Penalties Of An Indeterminable Nature As A Result Of Potential Violations Of Federal Securities Laws In Connection With The Amendment Of Our Certificate Of Incorporation From 20,000,000 To 100,000,000 On June 8, 2004.

On May 27, 2004, the shareholders holding a majority of our outstanding common stock voted to increase our authorized our common stock to 100,000,000 shares. On June 8, 2004, prior to mailing the required information statement, we filed a certificate of amendment with the Delaware Secretary of State to increase the number of shares of common stock we are authorized to issue. As a result, we filed the certificates of amendment prior to fully complying with all Federal securities laws. Due to the aforementioned, we may be subject to fines, sanctions and/or penalties.

Risks Relating to Our Current Financing Arrangement:

There Are A Large Number Of Shares Underlying Our Callable Secured Convertible Notes, And Warrants That May Be Available For Future Sale And The Sale Of These Shares May Depress The Market Price Of Our Common Stock.

As of April 4, 2005, we had 18,002,933 shares of common stock issued and outstanding and callable secured convertible notes outstanding or an obligation to issue callable secured convertible notes that may be converted into an estimated 300,000,000 shares of common stock at current market prices, and outstanding warrants or an obligation to issue warrants to purchase 6,000,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding callable secured convertible notes may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Callable Secured Convertible Notes Could Require Us To Issue A Substantially Greater Number Of Shares, Which Will Cause Dilution To Our Existing Stockholders.

Our obligation to issue shares upon conversion of our callable secured convertible notes is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of

% Below Market	Price Per Share	With Discount at 50%	Number of Shares Issuable	% of Outstanding Stock

25%	$.015	$.0075	400,000,000	95.69%
50%	$.010	$.0050	600,000,000	97.09%
75%	$.005	$.0025	1,200,000,000	98.52%

As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price Feature Of Our Callable Secured Convertible Notes May Encourage Investors To Make Short Sales In Our Common Stock, Which Could Have A Depressive Effect On The Price Of Our Common Stock.

The callable secured convertible notes are convertible into shares of our common stock at a 50% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of notes, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance Of Shares Upon Conversion Of The Callable Secured Convertible Notes And Exercise Of Outstanding Warrants May Cause Immediate And Substantial Dilution To Our Existing Stockholders.

The issuance of shares upon conversion of the callable secured convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their callable secured convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In The Event That Our Stock Price Declines, The Shares Of Common Stock Allocated For Conversion Of The Callable Secured Convertible Notes And Registered Pursuant To This Prospectus May Not Be Adequate And We May Be Required To File A Subsequent Registration Statement Covering Additional Shares. If The Shares We Have Allocated And Are Registering Herewith Are Not Adequate And We Are Required To File An Additional Registration Statement, We May Incur Substantial Costs In Connection Therewith.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the callable secured convertible debentures, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the convertible debentures. As we do not currently have the required amount of shares available, we may be required to file an additional registration statement after we have increased our authorized common stock. Accordingly, subject to obtaining an increase in our authorized shares of common stock, we will allocate and register approximately 611,862,000 shares to cover the conversion of the callable secured convertible debentures and stock purchase warrants. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the callable secured convertible debentures and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required For Any Reason To Repay Our Outstanding Callable Secured Convertible Notes, We Would Be Required To Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Callable Secured Convertible Notes, If Required, Could Result In Legal Action Against Us, Which Could Require The Sale Of Substantial Assets.

On March 23, 2005, we entered into a financing arrangement involving the sale of an aggregate of $3,000,000 principal amount of callable secured convertible notes and stock purchase warrants to buy 6,000,000 shares of our common stock. The callable secured convertible notes are due and payable, with 8% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Although we currently have $1,000,000 callable secured convertible notes outstanding, the investor is obligated to purchase additional callable secured convertible notes in the aggregate amount of $2,000,000. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against us in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us and the delisting of our common stock could require the early repayment of the callable secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured within the specified grace period. We anticipate that the full amount of the callable secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the callable secured convertible notes. If we are required to repay the callable secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Risks Relating to Our Common Stock:

If We Fail To Remain Current On Our Reporting Requirements, We Could Be Removed From The OTC Bulletin Board Which Would Limit The Ability of Broker-Dealers To Sell Our Securities And The Ability Of Stockholders To Sell Their Securities In The Secondary Market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock Is Subject To The "Penny Stock" Rules Of The SEC And The Trading Market In Our Securities Is Limited, Which Makes Transactions In Our Stock Cumbersome And May Reduce The Value Of An Investment In Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, the selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, we have received gross proceeds of $1,000,000 from the sale of the callable secured convertible notes and the investors are obligated to provide us with an additional $1,000,000 within five days of the filing of this registration statement and $1,000,000 within five days of this prospectus being declared effective. The proceeds received from the sale of the callable secured convertible notes will be used for business development purposes, working capital needs, pre-payment of interest, payment of consulting and legal fees and repayment of debt.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is traded on the OTC Bulletin Board, referred to herein as the OTCBB, under the symbol "IGAI.ob". The following table sets forth the high and low bid prices of our Common Stock, as reported by the OTCBB for each quarter since our stock began trading on the OTCBB. The quotations set forth below reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	High	Low

March 1, 2005 - April 4, 2005	$0.035	$0.020

2004 Fiscal Year	High	Low

December 1, 2004 - February 28, 2005	$0.090	$0.035
September 1, 2004 - November 30, 2004	$0.500	$0.030
June 1, 2004 - August 31, 2004	$5.000	$0.050*
March 1, 2004 - May 31, 2004	$0.050	$0.050*

2003 Fiscal Year	High	Low

December 1, 2003 - February 28, 2004	$0.050	$0.050*
September 1, 2003 - November 30, 2003	$0.050	$0.050*
June 1, 2003 - August 31, 2003	$0.050	$0.050*
April 15, 2003 - May 31, 2003	$0.050	$0.050*

* On April 15, 2004 we had a market maker establish a bid price for our common stock on the OTC Bulletin Board; however, our common stock did not begin to trade until June 18, 2004.

As of April 13, 2004, there were approximately 311 holders of record of our common stock.

We have appointed Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, as transfer agent for our shares of Common Stock.

Equity Compensation Plan Information

We had no equity compensation plans as of the fiscal year ended February 29, 2004. However, on March 29, 2005, the majority of our stockholders approved a stock incentive plan and authorized 2,500,000 shares of common stock for issuance of stock awards and stock options thereunder. We will adopt this stock incentive plan twenty days after a definitive information statement is mailed to our stockholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

Overview

The following discussion contains forward-looking statements that are subject to significant risks and uncertainties about us, our current and planned products, our current and proposed marketing and sales, and our projected results of operations. There are several important factors that could cause actual results to differ materially from historical results and percentages and results anticipated by the forward-looking statements. We have sought to identify the most significant risks to its business, but cannot predict whether or to what extent any of such risks may be realized nor can there be any assurance that we have identified all possible risks that might arise.

Investors should carefully consider all of such risks before making an investment decision with respect to our stock. The following discussion and analysis should be read in conjunction with our financial statements and notes thereto. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment from our management.

Information about us, including a description of our business, markets, properties, competition and historical financial information, is provided in summary form regarding our business and affairs. This information is not intended to be complete and should be read in conjunction with the financial statements and other documents appended hereto or described herein.

History

We were incorporated in the State of Delaware in May 1992 under the name Quasar Projects Company for the purpose of merging with or acquiring a company with operations and assets. From its inception through April 28, 1999, we generated nominal revenues and did not actively engage in business.

On April 28, 1999, we acquired Diva Entertainment, Inc., a Florida corporation, which was engaged in the business of operating and managing two wholly-owned talent management companies: Prima Eastwest Model Management, Inc., a California corporation, and Que Management, Inc., a New York corporation. At that time, we changed our name to Diva Entertainment, Inc. From April 28, 1999 through June 10, 2004, we were in the business of representing professional fashion models, commercial actors and theatrical actors.

On June 11, 2004, we entered into the Securities Purchase Agreement, pursuant to which we acquired our wholly-owned subsidiary Tactica International, Inc. and sold our former subsidiary Diva Entertainment, Inc.

Since June 11, 2004, we have been in the business of the direct marketing and distribution of proprietary and branded personal care and home care products. We are no longer in the business of talent management.

General Background

We, through our wholly-owned operating subsidiary, Tactica International, Inc. ("Tactica"), are a direct marketer and distributor of proprietary and branded personal care and home care products. Tactica has successfully established a niche and growing position within the direct marketing industry, a market which the "Direct Marketing Association" expects to grow from $2 to $3 trillion dollars in annual sales within the next five years. Tactica also sells through major retail chains and mail order catalogs and on Tactica's website.

All of our operations occur in our Tactica subsidiary, which we acquired as of June 11, 2004. We do not currently have any operations at the parent level.

In March 2000, a majority interest in Tactica was purchased by Helen of Troy Limited or HoT, a developer and marketer of personal care products. The transaction gave Tactica access to capital to expand marketing and distribution. Tactica expanded its focus on distribution and more than doubled the number of retail outlets carrying Tactica's products to more than 45,000 worldwide. On April 29, 2004, Tactica's management purchased back the 55% interest in Tactica held by HoT. In exchange for HoT's 55% interest and approximately $17 million of secured Tactica debt and accrued interest payable, HoT received marketable securities, intellectual properties, including the Epil-Stop® brand, and the right to certain Tactica tax refunds. On June 11, 2004, Tactica acquired us pursuant to an acquisition by us of all of the outstanding securities of Tactica and the acquisition by Tactica's stockholders of the majority of our outstanding securities.

Comparison of Fiscal Years Ended February 29, 2004 To February 28, 2003

Sales and Gross Profit Margins

We, through our wholly-owned subsidiary Tactica, sell a variety of personal care and other products to retailers (the “retail segment”) and directly to consumers (the “direct response segment”). Tactica uses television and print media advertising extensively to promote sales in both segments. Tactica’s net sales for the fiscal year ended February 29, 2004 (“fiscal 2004”) were $39,610,000, a decrease of $39,564,000, or 50.0%, compared to net sales of $79,174,000 for the fiscal year ended February 28, 2003 (“fiscal 2003”). Sales of then Tactica’s Epil-Stop® hair removal products decreased approximately 50%, with this change being the primary reason for Tactica’s lower net revenues. Tactica spent $10,736,000 in television advertising in fiscal 2004 as compared to $23,681,000 in the comparable period for fiscal 2003, which contributed to the decline. In addition, competition among depilatory products increased, which further reduced Epil-Stop® sales in fiscal 2004.

Gross profit, as a percentage of net sales, decreased to 48.6% for fiscal 2004 from 70.0% for fiscal 2003. The reduction in gross profit as a percentage of net sales is attributable in part to an increase in retail chargebacks in fiscal 2004 which cause us to incur costs of sales that did not result in net sales. In addition, gross profit was reduced by a $2,295,000 write down of our inventory which was made to address the uncertainty of our ability to recover costs of sales for certain products, particularly Epil-Stop products.

Selling, general, and administrative expense

During fiscal 2004, selling, general, and administrative expenses (“SG&A”), expressed as a percentage of sales, increased to 82.6% from 66.9% during fiscal 2003. Because its sales decreased, Tactica experienced an increase in SG&A as a percentage of sales, despite lowering its total SG&A spending by $20,210,000 in fiscal 2004 as compared to fiscal 2003.

Tactica’s reduced cash availability caused us to curtail our media advertising in fiscal 2004 by $13,233,000, which lessened the resulting promotional benefits that stimulated retail sales of Epil-Stop®. Tactica incurred a high level of retail chargebacks for the Epil-Stop® brand in fiscal 2004. In addition, the launch of Epil-Stop Wipe-Aways, a new hair removal product, was not promoted extensively and did not produce as much revenues as anticipated, and resulted in significant retail chargebacks.

Tactica no longer owns the United States rights to the Epil-Stop® brand. Under terms of an April 29, 2004 agreement, HoT obtained all rights to the Epil-Stop® brand and granted Tactica a three-year license to sell Epil-Stop® products to customers outside of North America, Central America, South America and the Caribbean. Tactica’s Epil-Stop® sales to international customers are not significantly influenced by U.S. television advertising and are generally not subject to returns. Tactica’s future Epil-Stop® sales to international customer and are expected to be unaffected by sales and marketing activities in the U.S. Ours sales of Epil-Stop® products in markets outside of North America, Central America, and the Caribbean were approximately $8,062,000 for the two years ended August 31, 2004.

Due mainly to the sales decrease discussed above, Tactica incurred an operating loss of $13,493,000 in fiscal 2004 as compared to a $2,486,000 operating profit in fiscal 2003.

Interest expense and Other income / expense

Interest expense was $896,000 in fiscal 2004 as compared to $900,000 in fiscal 2003.

Income taxes

Income tax benefit for the fiscal 2004 was 34.4% of the net loss before taxes. Tactica expects to realize the tax benefit by making net operating loss carry-back claims to recover federal, state and city income taxes paid in fiscal 2003 and 2002 and by offsetting taxable income in fiscal 2005. Income tax expense for fiscal 2003 was 47.0% of net income before taxes.

Comparison Of The Three and Nine Months Ended November 30, 2004 To The Three and Nine Months Ended November 30, 2003

Results of Operations

Revenues

We sell a variety of personal care and other products to retailers (the "retail segment") and directly to consumers (the "direct response segment") through our wholly owned subsidiary Tactica. Tactica uses television and print media advertising extensively to promote sales in both segments. Our total revenues were $1,526,539 for the three-month period ended November 30, 2004 compared to $13,813,124 for the same period ended November 30, 2003, a decrease of $12,286,585, or 89.0%. Our total revenues were $10,098,522 for the nine-month period ended November 30, 2004 compared to $39,524,667 for the same period ended November 30, 2003, a decrease of $29,426,145, or 74.4%.

The decreases in revenue for the three and nine month periods ended November 30, 2004 as compared to the same periods for the prior fiscal year were primarily the result of the effects of Tactica’s filing for bankruptcy protection and our reduced spending on media advertising, order fulfillment services, and product purchases. Revenues for the the three and nine months ended November 30, 2004 also declined due to reduced selling prices associated with our sales of excess inventory to specialty retailers.  As a result of our efforts to reduce the amount inventory carried, sales of excess inventory have increased relative to other sales.

In the ordinary course of its business, Innotrac provided warehousing, sale order processing and fulfillment services to Tactica provided that the balance owed for such services was within an acceptable range. At times during the nine months ended November 30, 2004, due to our low level of working capital, sales order processing was temporarily suspended. In addition, we invested less in acquiring new inventory which has delayed fulfillment of customer orders.

We incur chargeback claims, primarily product returns, from our retailer customers which reduce our revenues. For the three and nine month ended November 30, 2004, Tactica's revenues were reduced by $450,000 and $3,495,000 of chargeback claims, respectively.  For the three and nine month periods ended November 30, 2003, Tactica's revenues were reduced by approximately $5,109,000 and $13,850,000 of chargeback claims, respectively. We have incurred a high level of chargebacks for our products, especially Epil-Stop®, that we sold as a result of the reduction in our promotional efforts that stimulated retail sales of our products. In addition, the launch of Epil-Stop(R) Wipe-Aways, a new hair removal product, was not promoted extensively and did not produce as much revenues as anticipated, and is resulting in significant retail chargebacks. Under terms of an April 29, 2004 agreement, we transferred all rights to the Epil-Stop(R) brand to Helen of Troy and they granted us a three-year license to sell Epil-Stop(R) products to customers outside of North America, Central America, South America and the Caribbean. Our accrued chargeback reserve provides for estimated chargeback claims and it was significantly increased to account for chargebacks for Epil-Stop(R) products, now that we do not support the brand in the U.S., and other of our products.

Tactica was granted a three-year license to sell Epil-Stop(R) products to customers outside of North America, Central America, South America and the Caribbean. Although sales of Epil-Stop® in these markets during the license period have not been significant, we expect to seek a continuation of the agreement and settlement of a minimum royalty due on January 30, 2005.

Tactica is currently focusing on generating future revenue by selling its products directly to consumers through their responses to our television advertising of select Singer® and IGIÁ® products. Tactica is advertising its products that have indicated encouraging levels consumer acceptance. Continued sales of Tactica’s line of Singer® floor care products depends in part upon a third party license agreement for use of the Singer brand name. Tactica’s exclusive license for Singer® branded floor care products includes targets for royalty payments and promotional spending through December 31, 2004. Tactica is seeking additional time to achieve the targets of $1,000,000 in royalties paid and $200,000 in product promotion spent on each Singer® product. As a result of the shortfall in achieving the targets, the licensor has the option to continue, modify or terminate the license. Future sales of Singer® floor care products are dependent in part on our ability to continue the license under acceptable terms.

Gross Profit

Our gross loss was $3,826,709 or 250.7% for the three months ended November 30, 2004 versus gross profit of $7,559,807 or 54.7% for the three months ended November 30, 2003. Our gross loss was $233,770 or 2.3% for the nine months ended November 30, 2004 versus gross profit of $22,727,090 or 57.5% for the nine months ended November 30, 2003.

  The $11,386,516 and $22,960,860 decreases in gross profit for the three and nine month periods, respectively, are primarily the result of the decreases in revenue discussed above and a $2,896,974 charge taken in cost of sales to increase the reserve for inventory held by Innotrac. Tactica disputes the alleged defaults and the parties are seeking a resolution prior to a Court trial. In the event that Innotrac prevails, Innotrac may liquidate Tactica’s product and use the proceeds to reduce Tactica’s obligation to Innotrac. Management evaluated the recoverability of the inventory and concluded from the results of this evaluation that a significant impairment charge was required for inventory held by Innotrac because the inventory’s estimated market value less Innotrac’s handling charges and other disposal cost were less than its cost. Accordingly, we recorded a charge of $2,896,974 during the three months ended November 30, 2004 for impairment of previously acquired inventory. Our gross profit percentages for the three and nine month periods ended November 30, 2004, as compared to November 30, 2003 decreased, in part, due to increased sales of excess inventory to specialty retailers at reduced prices, including sales of products at below our cost.

Costs and Expenses

Selling, general and administrative ("S G & A") expenses for the three-month period ended November 30, 2004 decreased $6,021,784 from $8,925,839 to $2,904,055, or 67.5% as compared to the same period in 2003. S G & A expenses for the nine-month period ended November 30, 2004 decreased $14,660,913 from $27,019,968 to $12,359,055, or 54.3% as compared to the same period in 2003. We spent approximately $3,545,000 and $10,808,000 or 98.2% and 95.4% less on media advertising in the three and nine months ended November 30, 2004 as compared to the same periods in the prior fiscal year, respectively. We use television infomercials and print advertisements to sell our products directly to consumers and to increase awareness of the products we sell to retailers. Media advertising requires Tactica to make upfront investments of its working capital, which we have moderated to in recognition of our level of working capital until such time as additional funds are raised.

Our promotional efforts for Epil-Stop products were significantly lower in the nine-month period ended November 30, 2004 as compared to the same period in 2003 due, in part, to the April 29, 2004 transfer of its Epil-Stop brand to Helen of Troy. We also reduced personnel, warehouse operations costs and other general and administrative expense in connection with the lower level of sales activity. During the nine months ended November 30, 2004, we recorded a one-time expense of $3,275,000 for financial advisory fees that were incurred in connection with the June 2004 reverse merger transaction. The fees consisted of 1,250,000 shares of our Common Stock issued and paid to its financial advisor upon the closing of the June 11, 2004 reverse merger transaction.

Other selling, general and administrative expense for the three and nine months ended November 30, 2004 includes a one-time expense of approximately $881,000 that represents the estimated remaining lease obligation under the Sublease Agreement for our New York offices. We rejected the Sublease Agreement under the Bankruptcy Code and have moved into less costly New York offices in March 2005. The obligation under the Sublease Agreement is a pre-petition liability.

For the nine months ended November 30, 2004, we recognized a $21,948 charge to other selling, general and administrative expense for the issuances of 6,693,340 shares of our Common Stock in the conversion of all outstanding Diva Series A, B and C Convertible Preferred Shares, 5,593,593 shares of our Common Stock in exchange for remaining outstanding shares of Diva Common Stock and an aggregate of 9,400,000 shares of our Common Stock and 261,000 Series E Convertible Preferred Stock.

Interest Expense

We incurred net interest expense of $18,570 and $143,989 during the three-month periods ended November 30, 2004 and 2003, respectively. We incurred net interest expense of $136,923 and $457,803 during the nine-month periods ended November 30, 2004 and 2003, respectively. The decreases are due to the elimination on April 29, 2004 of Tactica's line of credit with Helen of Troy and resulting interest expense charges.

Net Loss

Our net loss for the quarter ended November 30, 2004 was $6,711,550 in contrast to a $869,945 net loss for the quarter ended November 30, 2003. Our net loss for the nine-months ended November 30, 2004 was $12,559,539 in contrast to a $2,260,402 net loss for the nine-months ended November 30, 2003. Our losses are attributable to decreased revenues and gross profits that were not fully offset by the decreases in operating expenses and certain significant chargers. The $12,559,629 net loss for the nine months ended November 30, 2004 includes: approximately $2,111,000 in charges to increase the inventory reserve; approximately $3,304,000 in charges to increase the allowance for doubtful accounts receivable primarily for retail customer chargebacks; a $3,275,000 one-time financial advisory fee in connection with the June 2004 reverse merger that was paid in our Common Stock; approximately $895,000 in professional fees incurred primarily in connection with the HoT transaction, the reverse merger, fundraising efforts, public company matters, and the bankruptcy filing; and a charge of approximately $881,000 for a remaining obligation on a rejected office space lease.   The $6,711,550 net loss for the three months ended November 30, 2004 includes: approximately $2,897,000 in charges to increase the inventory reserve; approximately $416,000 in charges to increase the allowance for doubtful accounts receivable primarily for retail customer chargebacks; approximately $248,000 in professional fees incurred primarily in connection with the bankruptcy filing, public company matters, and fundraising; and a charge of approximately $881,000 for a remaining obligation on a rejected office space lease.

Our net loss per common share (basic and diluted) was ($0.37) and $(0.05) for the three months ended November 30, 2004 and November 30, 2003, respectively. Our net loss per common share (basic and diluted) was ($0.70) for the nine months ended November 30, 2004 and ($0.13) for the nine months ended November 30, 2003.

The weighted average number of outstanding shares were 18,002,933 for the three and nine months ended November 30, 2004, and November 30, 2003 respectively.

Liquidity and Capital Resources

Overview

As of November 30, 2004, we had a $10.7 million working capital deficit and negative net worth of $10.6 million. Excluding pre-petition liabilities, net working capital was approximately $4.1 million as of November 30, 2004. As of February 29, 2004, Tactica had a working capital deficit in excess of $12.6 million and negative net worth of approximately $11.2 million. On April 29, 2004, Tactica and HoT entered into an agreement under which Tactica was released from $16,891,838 in secured debt payable to HoT in exchange for certain Tactica corporate income tax refunds of $2,901,115, marketable securities of $3,030,000 and certain Tactica intangible assets, including all rights to the Epil-Stop(R) brand that had no book value. In connection with the transaction, Tactica increased its accrued chargeback reserve by $1,000,000 for Epil-Stop claims and eliminated a $2,025,473 deferred tax asset used to offset the gain from the transaction. The $7,935,250 net result was added to additional paid-in-capital. The $3,030,000 marketable securities given to HoT were obtained by Tactica from its minority stockholders as full satisfaction for $3,500,000 in loans receivable from the minority stockholders together with accrued interest of $1,266,663, which was extinguished prior to its maturity date of March 14, 2005. The $1,736,663 net result was deducted from additional paid-in-capital. Tactica loaned its three minority stockholders a total of $3,500,000 on March 14, 2000 in connection with a $3,500,000 loan by HoT to Tactica. The loan receivable accrued interest at 8.75% per annum.

Acquisition of Tactica

The June 11, 2004 reverse merger between us and Tactica gave us access to public markets for financing and enabled Tactica to convert approximately $3.6 million of accounts payable into Series E Convertible Preferred Stock. Despite the transaction with Helen of Troy and reverse merger, we were not yet able to raise sufficient additional working capital. As a result of the foregoing factors, Tactica did not have an available source of working capital to satisfy a demand by Innotrac that Tactica immediately pay all amounts allegedly due to Innotrac and continue its normal operation of business. Tactica and Innotrac agreed upon the terms of a Stipulation which contemplated the filing of a bankruptcy petition that was subsequently made and approved on an interim basis by the Bankruptcy Court.

The Stipulation allowed Tactica to resume fulfillment of customer orders for products held in inventory at the Innotrac warehouse (“Innotrac Inventory”). Sales of the Innotrac Inventory has been primarily made at reduced prices to closeout retailers and catalog merchants. Tactica is required under the Stipulation to prepay Innotrac for fulfillment services and remit 55% of the proceeds from sales of the Innotrac Inventory. Tactica is required to make a minimum of $120,000 in monthly payments to Innotrac to reduce the debt owed to Innotrac, which balance was approximately $2,700,000 at November 30, 2004.

Innotrac issued a Stipulation default notice on January 18, 2005 and ceased order processing services. Tactica disputes the alleged defaults and the parties are seeking a resolution prior to a possible court trial. Management evaluated the recoverability of the inventory and concluded from the results of this evaluation that a significant impairment charge was required for inventory held by Innotrac because the inventory’s estimated market value less Innotrac’s handling charges and other disposal costs was less than its cost.  Accordingly, we recorded a charge of $2,896,974 during the three months ended November 30, 2004 for impairment of previously acquired inventory.

The Stipulation default has caused Tactica to lose the use of the Innotrac Inventory.  Management expects to shift its focus away from selling the Innotrac Inventory, which has low gross margins and insufficient contribution to current liquidity, and increase our direct response sales efforts.  We have been selling newly manufactured products directly to consumers through responses to our television advertising.  We expect to continue fulfilling direct response orders through other fulfillment companies. In addition, we expect to continue selling newly-manufactured products that we direct ship from third party manufacturers to mail order catalog companies, international customers, retail chains and specialty retailers.

On December 8, 2004, Tactica entered into a Credit Agreement with Tactica Funding 1, LLC (“Tactica Funding”), under which Tactica Funding agreed to provide Tactica with a secured loan of up to an aggregate principal amount of $300,000 (the “Loan”), to provide funds for Tactica’s continued ordinary course operations and working capital needs, as evidenced by a promissory note. The Loan bears interest at a rate of 9% per annum and is payable monthly. Notwithstanding the foregoing, the Loan bears a default rate of interest of 16% per annum. The entire principal was due and payable on February 28, 2005. As Security for the Loan, Tactica granted to Tactica Funding a first priority security interest in substantially all of the assets of Tactica, except as to permitted liens for which the Tactica Funding security interest is junior and subordinate, including Innotrac, certain carve out expenses that Tactica incurs for professional fees and other bankruptcy case matters. Pursuant to the Credit Agreement, Tactica’s default of the Stipulation is an event of default on the Loan. Tactica and Tactica Funding are discussing the default and potential for a forbearance agreement. The Stipulation default has caused Tactica to lose the use of the Innotrac Inventory and to take a charge to fully reserve for the goods.  Management expects to shift its focus away from selling the Innotrac Inventory, which has low gross margins and insufficient contribution to current liquidity, and increase direct response sales efforts.  We have been selling newly manufactured products directly to consumers through responses to our television advertising.  We expect to continue using another fulfillment company to warehouse our direct response products and process our customer orders. In addition, we expect to continue selling newly-manufactured products that we direct ship from third party manufacturers to mail order catalog companies, international customers, retail chains and specialty retailers.

Tactica is seeking to emerge from bankruptcy by generating profits from sales of its products to consumers through response to our television advertising of select Singer® and IGIÁ® products that have demonstrated encouraging levels of consumer acceptance. Tactica plans to use proceeds from these direct response sales to increase purchases of the goods from manufacturers, buy additional television airtime to run our advertisements, pay for fulfillment services and repay the Loan. We are reducing operating costs by moving to less costly office space, by decreasing staff levels, and by restructuring sales compensation plans. In addition, our sales to retail customers are reduced by our limited working capital and their adverse response to our bankruptcy, which has enabled us to reduce operations that were not generating liquidity.

Continued sales of Tactica’s line of Singer® floor care products depends in part upon a third party license agreement for use of the Singer brand name. Tactica’s exclusive license for Singer® branded floor care products includes targets for royalty payments and promotional spending through December 31, 2004. Tactica is seeking additional time to achieve the 2004 targets of $1,000,000 in royalties paid and $200,000 in product promotion spend on each Singer® product. As a result of the shortfall in achieving the targets, the licensor has the option to continue, modify or revoke the license. Future sales of Singer® floor care products are dependent in part on our ability to continue the license under acceptable terms. In the event that the Singer® license is not retained, we would expect that it would not have a material impact on the Company’s future results of operations and cash flows from operations. Tactica continues to seek additional licenses for its direct response products.

Tactica’s ability to emerge from bankruptcy is dependent on several factors, including but not limited to, its ability to: generate liquidity from operations; satisfy its ongoing operating costs on a timely basis; develop an acceptable exit plan; receive requisite approval from Tactica’s pre-petition creditors and the Bankruptcy Court of a settlement of the bankruptcy case; and to pay all administrative costs incurred in bankruptcy prior to emergence.

If we are unable to service financial obligations as they become due, we will be required to adopt alternative strategies, which may include, but are not limited to, actions such as further reducing management and employee headcount and compensation, attempting to further restructure financial obligations and/or seeking a strategic merger, acquisition or a sale of assets. There can be no assurance that any of these strategies could be affected on satisfactory terms.

By adjusting our operations and development to the level of capitalization, we believe we have sufficient capital resources to meet projected cash flow deficits. However, if during that period or thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

Financings

To obtain funding for the purpose of providing a loan to Tactica International, Inc., our wholly-owned subsidiary, in the form of debtor in possession financing and/or exit financing in the context of Tactica’s chapter 11 case subject to Bankruptcy Court approval, we entered into a Securities Purchase Agreement with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC on March 23, 2005 for the sale of (i) $3,000,000 in callable secured convertible notes and (ii) warrants to buy 6,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these secured convertible notes and warrants. Provided that the terms and conditions of the Securities Purchase Agreement are satisfied, the investors are obligated to provide us with an aggregate of $3,000,000 as follows:

•	$1,000,000 was disbursed on March 24, 2005;

•	$1,000,000 will be disbursed within five days of the filing of this registration statement; and

•	$1,000,000 will be disbursed within five days of this prospectus being declared effective.

Accordingly, we have received a total of $1,000,000 pursuant to the Securities Purchase Agreement. The funds from the sale of the callable secured convertible notes will be used for business development purposes, business acquisitions, working capital needs, pre-payment of interest, payment of consulting, accounting and legal fees and borrowing repayment.

The callable secured convertible notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of (i) $0.04 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the callable secured convertible notes is due upon default under the terms of secured convertible notes. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.03 per share. In addition, the conversion price of the secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the callable secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder’s position. The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

Since the conversion price will be less than the market price of the common stock at the time the secured convertible notes are issued, we anticipate recognizing a charge relating to the beneficial conversion feature of the callable secured convertible notes during the quarter in which they are issued, including the first fiscal quarter ended May 31, 2005 when $2,000,000 of secured convertible notes are issued.

We will still need additional investments in order to continue operations to cash flow break even. Additional investments, including $1,000,000 to be received under the Securities Purchase Agreement should this registration statement be declared effective, are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and the downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations again.

The effect of inflation on our revenue and operating results was not significant. Our operations are located in North America and there are no seasonal aspects that would have a material effect on our financial condition or results of operations.

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Financial Reporting Release No. 60, recently released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. The notes to the consolidated financial statements include a summary of significant accounting policies and methods used in the preparation of our Consolidated Financial Statements. In addition, Financial Reporting Release No. 61 was recently released by the SEC requires all companies to include a discussion which addresses, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. The following is a brief discussion of the more significant accounting policies and methods used by us.

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in accordance with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the recoverability of tangible and intangible assets, disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported period.

On an on-going basis, we evaluate our estimates. The most significant estimates relate to our recognition of revenue, the allowance for doubtful accounts receivable and inventory valuation reserves.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

We recognize revenue when we ship our product to customers. Customers at times request credits for returned product or in connection with incentives such as cooperative advertising agreements. We reduce sales or increase selling, general, and administrative expenses, depending on the nature of the credits, for estimated future credits to customers. Management bases such estimates either on historical information about credits issued, relative to total sales, or on specific knowledge of incentives offered to retailers.

Valuation of Accounts Receivable

Our allowance for doubtful accounts reflects our best estimate of probable losses, determined principally on the basis of historical experience and specific allowances for known troubled accounts.

Inventories

Inventories consist almost entirely of finished goods. We account for inventory using a first-in-first-out system in which we record inventory on our balance sheets at the lower of our cost or net realizable value. A product’s cost is comprised of the amount that we pay our manufacturer for product, tariffs and duties associated with transporting product across national borders and freight costs associated with transporting the product from our manufacturers to our warehouse locations. When circumstances dictate that we use net realizable value in lieu of cost, we base our estimates on expected future selling prices less expected disposal costs. The Cost of goods sold line item on the Statements of Operations is comprised of the book value (lower of cost or net realizable value) of inventory sold to customers during the reporting period.

BUSINESS

Our History

We were incorporated in the State of Delaware in May 1992 under the name Quasar Projects Company for the purpose of merging with or acquiring a company with operations and assets. From its inception through April 28, 1999, we generated nominal revenues and did not actively engage in business.

On April 28, 1999, we acquired Diva Entertainment, Inc., a Florida corporation, which was engaged in the business of operating and managing two wholly-owned talent management companies: Prima Eastwest Model Management, Inc., a California corporation, and Que Management, Inc., a New York corporation. At that time, we changed our name to Diva Entertainment, Inc. From April 28, 1999 through June 10, 2004, we were in the business of representing professional fashion models, commercial actors and theatrical actors.

On June 11, 2004, we entered into the Securities Purchase Agreement, pursuant to which we acquired our wholly owned subsidiary Tactica International, Inc. and sold our former subsidiary Diva Entertainment, Inc.

Since June 11, 2004, we have been in the business of the direct marketing and distribution of proprietary and branded personal care and home care products. We are no longer in the business of talent management.

General Background

We, through our wholly-owned operating subsidiary, Tactica International, Inc. ("Tactica"), are a direct marketer and distributor of proprietary and branded personal care and home care products. Tactica has successfully established a niche and growing position within the direct marketing industry, a market which the "Direct Marketing Association" expects to grow from $2 to $3 trillion dollars in annual sales within the next five years. Tactica also sells through major retail chains and mail order catalogs and on Tactica's website.

All of our operations occur in our Tactica subsidiary, which we acquired as of June 11, 2004. we do not currently have any operations at the parent level.

In March 2000, a majority interest in Tactica was purchased by Helen of Troy Limited or HoT, a developer and marketer of personal care products. The transaction gave Tactica access to capital to expand marketing and distribution. Tactica expanded its focus on distribution and more than doubled the number of retail outlets carrying Tactica's products to more than 45,000 outlets worldwide. On April 29, 2004, Tactica's management purchased back the 55% interest in Tactica held by HoT. In exchange for HoT's 55% interest and approximately $17 million of secured Tactica debt and accrued interest payable, HoT received marketable securities, intellectual properties, including the Epil-Stop® brand, and the right to certain Tactica tax refunds. On June 11, 2004, Tactica acquired us pursuant to an acquisition by us of all of the outstanding securities of Tactica and the acquisition by Tactica's stockholders of the majority of our outstanding securities.

Summary of Historical Financial Information

Set forth below is a summary of our historical financial information. The June 11, 2004 transaction with Tactica will be accounted for as a purchase of us by Tactica. As a result, the audited financial statements for the fiscal years ended February 28, 2003 and February 29, 2004 are the financial statements of Tactica. The summary financial information for the years ended February 28, 2003 and February 29, 2004 is derived from our financial statements attached hereto.
	Fiscal Year Ending (Amounts in thousands)
	February 29, 2004	February 28, 2003
Gross Sales	$62,130	$97,800
Net Sales	39,610	79,174
Gross Profit	19,234	55,423
SG&A	32,727	52,937
Operating income (loss)	(13,493)	2,486
Net income (loss)	(9,015)	1,153

Products

Tactica designs, develops and sells a full line of personal care and other consumer products in categories such as hair care, hair removal, dental care, skin care, sports and exercise, household, and kitchen.

Tactica sells these products primarily under its own brands and the licensed Singer(R) trademark, to retailers and uses direct response marketing to sell such products directly to consumers. Some of the products developed and marketed by Tactica are trend-oriented personal care and comfort products. The following table lists the primary products that we sell and some of the brand names that appear on those products.

PRODUCTS	BRAND NAMES

Hair Care Products:
Hand-held hair dryers	Ion Aire, Ion Turbo
Curling irons, hot air brushes and brush irons	Curl-N-Go, Rollo Brush
Straightening irons	Straight-N-Go
Personal Care Products:
Trimmers	Micro Trim
Hair Clippers	Micro Groom
Hair Styling and utility implements	Hair Jewels, Twist a Braid
Decorative hair accessories	Bead Wonder
Skin care appliances	Pore Cleanzer, Derma Cleanze
Facial brushes	Ultra Dermabrasion
Paraffin baths	Therma Spa
Foot massagers, hydro massagers, cushion	Foot Doctor
Facial saunas	Facial Sauna 3 in 1

PRODUCTS	BRAND NAMES

Aromatherapy and spa	Aroma Breeze
Air Purifiers and Ionizers	Ionic Relief
Light therapy systems	Sun System
Nail care systems	Little Princess, Perfect Hands
Dental Care	Denta Sonic, Vorrtx
Teeth Whitening System	Finally White, Lazer White
Epilation Devices	Touch & Go, Finally Gone
Body Care	Cellulift Massage System
Foot Baths	Foot Dr.
Foot care system	Foot Dr.
Lip care	Permanent Kiss
Fitness products	Ab Slimmer
Liquid skin care products	Instant Cover
Household Products:
Liquid Cleaners	Lazer Out
Steam cleaner	Singer®
Hand held vacuum	Singer®
Upright vacuum	Singer®

We continue to develop new products and enhance existing products in order to maintain and improve our position in the personal care and comfort product market. For example, during fiscal 2004 we improved existing products by adapting new technologies to them. Examples include ionic hair care appliances and ceramic hair care appliances. We plan to extend our lines of Igía® and Singer products during the next twelve months.

In fiscal 2004, we entered into an agreement with The Singer Company for use of the Singer brand name in a comprehensive line of floor care products.

Sales and Marketing

Since its inception in 1992, Tactica has established a worldwide market for its Igía® family of personal and skin care products, and the Epil-Stop® family of hair removal products the latter of which was sold to HoT in April 2004. Tactica utilizes a comprehensive and focused marketing and distribution program that includes widespread print and television advertising combined with global product placement in well known retail outlets worldwide, as well as through popular mail order catalogs, and directly through Tactica’s websites, primarily www.igia.com.

Tactica’s products are also sold through major retail chains such as Wal-Mart Stores, Walgreens, Rite-Aid, CVS and Eckerd Drug. No customer accounted for 10% or more of net sales during fiscal 2004.

Tactica advertises in print media such as Cosmopolitan, Glamour, Elle, Redbook, Time, US News and World Reports and Vogue. In addition, globally recognized mail order catalogs such as Hammacher Schlemmer, SkyMall, ABC, LTD and Publishers Clearing House also regularly feature Tactica’s Igiá® products. Tactica’s products are also periodically featured on home shopping channels such as QVC and Tactica infomercials are shown on national cable and broadcast television channels such as Lifetime Television and The Discovery Channel. Tactica markets its products internationally through distributors covering more than 100 countries worldwide.

Tactica has now initiated the process of establishing “inline” store placement agreements with retailers, assuring a steadier inventory flow to these retail outlets, and therefore a more stable and predictable revenue stream. Tactica’s expanded focus on distribution has thus far led to more than 45,000 retail outlets worldwide carrying Tactica’s products.

Tactica recently launched a new line of floor care products under the Singer brand. This acquisition of the licensing rights to the Singer name represents an important component of Tactica’s growth strategy.

Tactica’s U.S. sales comprised 85% of total net sales in fiscal 2004. Tactica markets its products internationally through distributors covering more than 100 countries worldwide.

Manufacturing and Distribution

Tactica contracts with unaffiliated manufacturers both within and outside the U.S. to manufacture Tactica’s products. Tactica’s products are shipped to warehouse facilities in Los Angeles, California for shipment to individuals or retail customers. Tactica also sometimes ships products from manufacturers directly to retailers. Tactica’s retail customers often seek to minimize their inventory levels and often demand that we fulfill their orders within relatively short time frames. Consequently, these inventory management practices often require us to carry substantial levels of inventory in order to meet our customers’ needs.

Most of Tactica’s products manufactured outside the countries in which they are sold are subject to import duties, which have the effect of increasing the amount Tactica pays to obtain such products.

License Agreements, Trademarks and Patents

In April 2003, Tactica entered into a license agreement with The Singer Company B.V., for use of the Singer brand name on its line of floor products sold exclusively through Tactica within the United States and Canada. The sales of Tactica’s Singer floor care products line depends materially upon the continued use of the Singer trademark. Tactica’s license agreement with Singer terminates on December 31, 2004 unless sooner terminated; however, Tactica has the option to extend the license agreement for up to ten additional one-year periods, provided Tactica pays minimum royalties, meets minimum sales volumes, and makes minimum levels of advertising expenditures. Tactica has not yet achieved these minimums and may not achieve them due to a delay in scaling up related promotional activities. Once Tactica obtains additional financing, we believe that Tactica can generate sufficient activity such that Singer will continue the agreement.

Pursuant to a stock purchase agreement, dated as of April 29, 2004, Tactica transferred ownership of the Epil-Stop brand to HoT in exchange for HoT’s equity interest in Tactica, and HoT provided a royalty-free perpetual license to use certain technologies. Tactica received a three-year license for the exclusive right to sell Epil-Stop products in all markets except the U.S., Canada, Mexico, Central and South America and the Caribbean. Tactica has certain future minimum royalty obligations that must be satisfied to retain the license.

Tactica has filed or obtained licenses for design and utility patents in the U.S. and several foreign countries. We do not believe that the loss of any particular patent or patent license would have a materially adverse effect on its business. Tactica has granted HoT a non-exclusive royalty-free license to its U.S. patent, as well as corresponding patent applications, for the life of such patents pursuant to the stock purchase agreement between HoT and Tactica.

Backlog

Tactica ships some of its products to direct response customers and provides these customers with estimated delivery dates at the time that it receives their respective orders. There was no significant backlog of orders in any of Tactica’s distribution channels at February 29, 2004.

Competition

Tactica sells products in the “As Seen on TV” market, the personal care products market including depilatories (hair removal products), the household appliance market and the floor care products market. These markets are very competitive. Maintaining and gaining market share depends heavily on product development and enhancement, pricing, quality, performance, packaging and availability, brand name recognition, patents, and marketing and distribution approaches. Tactica’s primary competitors in these markets include Thane International, Home Medics, Helen of Troy Limited or HoT, Salton, and Sally Hansen. Most of these competitors have significantly greater financial and other resources than Tactica does.

Regulation

Tactica’s products are generally not regulated by the U.S. Food and Drug Administration (FDA), however its products could be and have been subject to FDA regulations. National Advertising Council (NAC) has, from time to time, reviewed Tactica’s advertising and communicated recommended modifications to Tactica and the U.S. Federal Trade Commission (FTC). In addition, the FTC, and state and local consumer affairs bodies oversee aspects of Tactica’s sales and marketing activities and customer handling processes. The ability of Tactica to sell its products can be and has been adversely affected by actions taken by the FDA, FTC, NAC, and state and local authorities and by future changes in regulations.

Tactica’s electrical products must meet the safety standards imposed in various national, state, local, and provincial jurisdictions. Tactica’s electrical products sold in the U.S. are designed, manufactured, and tested to meet the safety standards of Underwriters Laboratories, Inc. or Electronic Testing Laboratories.

EMPLOYEES

As of March 4, 2005, our subsidiary Tactica had a total of 31 full-time employees, of which 9 are dedicated to marketing and sales, 5 are distribution employees and 17 are administrative personnel. We do not have any employees other than those employed by Tactica.

None of Tactica’s employees are covered by a collective bargaining agreement. Tactica has never experienced a work stoppage and Tactica believes that it has satisfactory working relations with it’s employees.

DESCRIPTION OF PROPERTIES

Our subsidiary Tactica subleases approximately 9,500 square feet of office space from a non-affiliated subtenant, located at 521 Fifth Avenue, 20th Floor, New York, New York 10175 at a rate of $15,000 per month. The sublease for the New York office space commenced on February 1, 2005 and expires April 29, 2006. Tactica also contracts with third party logistics companies for fulfillment services and the use of warehouse space in Los Angeles, California, Reno, Nevada and Brampton, Ontario on standard terms. We do not lease or own any property other than through Tactica.

LEGAL PROCEEDINGS

In the ordinary course of business, we may be involved in legal proceedings from time to time. Although occasional adverse decisions or settlements may occur, management believes that the final disposition of such matters will not have a material adverse effect on its financial position, results of operations or liquidity.

On October 21, 2004, Tactica, which accounts for all of our current operations, filed a voluntary petition for relief under chapter 11 of title 11 of the United States Bankruptcy Code. We are not seeking bankruptcy protection. Tactica remains in possession of its assets and the management of its property as a debtor in possession under Sections 1107 and 1108 of the Bankruptcy Code. On October 25, 2004, the Bankruptcy Court approved, on an interim basis, a Stipulation and Consent Order (the “Stipulation”) with Innotrac Corporation (“Innotrac”) (a copy of the Stipulation and the Order approving the Stipulation on an interim basis, are filed as an exhibit to the Form 8-K for October 21, 2004, filed by us). Following the interim approval of the Stipulation by the Bankruptcy Court on October 25, 2004, Innotrac began processing, packing and releasing Tactica's inventory for fulfillment of customer orders.

The Stipulation provided for a mechanism which enables Tactica to have its inventory shipped and sold to its customers. Pursuant to the Stipulation, Innotrac agreed to release its lien with respect to Tactica's inventory at the time such inventory is released for shipments to customers.  With respect to the first $1.6 million in customer orders, Tactica was to have paid Innotrac 55% of the sales proceeds promptly upon receipt of customer payments and Tactica was to retain the remainder for its working capital.  With respect to subsequent customer orders, Tactica was to have paid Innotrac 60% of the sales proceeds upon receipt of customer payments and was to retain the remainder. The proceeds paid to Innotrac reduced the agreed upon $2,753,281 of debt owed by Tactica to Innotrac, plus to the extent allowable under the Bankruptcy Code or other applicable law, pre-petition interest and post-petition interest, fees, cost, charges and expenses including attorney’s fees.

The Stipulation provided for Tactica to prepay Innotrac for fulfillment services, pay monthly storage charges to Innotrac, remit customer payments to Innotrac within a specified period, and make minimum monthly payments to reduce its debt owed Innotrac and repay the debt in full by August 31, 2005. Innotrac issued a Stipulation default notice on January 18, 2005 and ceased order processing activities. Tactica disputes the alleged defaults and the parties are seeking a resolution prior to a possible Court trial. In the event that Innotrac prevails, Innotrac may liquidate Tactica’s products and use the proceeds to reduce Tactica’s obligation to Innotrac.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their respective ages and positions as of April 14, 2005 are as follows:

Names	Ages	Position
Avi Sivan	42	Chairman of the Board and Chief Executive Officer
Prem Ramchandani	57	President, Treasurer and Director
Kurt Streams	43	Chief Financial Officer and Assistant Secretary
Paul Greenfield	60	Secretary and General Counsel

Avi Sivan, Chairman of the Board of Directors and Chief Executive Officer since June 11, 2004, founded Tactica International, Inc., currently our wholly owned operating subsidiary, and has been its Chief Executive Officer since March 2000. From 1997 to March 2000, Mr. Sivan served as the Chief Executive Officer of Tactical International, LLC. Mr. Sivan is a driving force in making us a player in the Direct Response Television (DRTV) industry.   Mr. Sivan is the creator of the IGIA® brand of products.

Prem Ramchandani, President, Treasurer and a Director since June 11, 2004, he has served as Tactica’s President, Treasurer and Director since March 2000. From 1997 until March 2000, he served as Chief Operating Officer of Tactica International, LLC. From 1983 until 1994, Mr. Ramchandani served as President of Investment Planning Group, a private firm providing investment analysis and financing for real estate transactions. In 1975, he was a founder of the Urban Academy for Management, a privately held consulting firm that provided financial management and technical assistance services. Mr. Ramchandani received an MBA in finance in 1972 from Columbia University in New York, and in 1970 a BTech degree in Chemical Engineering from the Indian Institute of Technology.

Kurt Streams, Chief Financial Officer and Assistant Secretary since June 11, 2004, he has served as Tactica’s Chief Financial Officer since January 2004.  Mr. Streams was Chief Financial Officer of The Deal LLC, a privately held financial news publishing company, from March 2000 through January 2004.  From September 1995 to March 2000 Mr. Streams was Chief Financial Officer for Norland Medical Systems, Inc., a public medical device manufacturing company.  From 1989 through 1995 he was an auditor with Deloitte & Touche LLP and was promoted to Senior Audit Manager following a 27-month posting in Europe.  Mr. Streams received a B.A. in Economics in 1983 from the University of Massachusetts at Amherst.

Paul Greenfield, Secretary and General Counsel since June 11, 2004, he has served as Tactica’s General Counsel since August 2002. From 1989 through August 2002, Mr. Greenfield was in private practice as a partner at the law firm Crupain & Greenfield where he focused on general litigation with emphasis on products liability, intellectual property and trial work. Mr. Greenfield received a JD from Brooklyn Law School in 1969.

Executive Officers

Avi Sivan and Prem Ramchandani each have employment contracts with Tactica, our wholly owned subsidiary. The remaining officers serve at the discretion of our board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Committees

Our Board of Directors does not have standing audit, compensation or nominating committees. The functions of the audit, compensation and nominating committees are currently performed by the entire Board of Directors, none of the members of which are independent. The current members of the Board of Directors were appointed on June 11, 2004. Since that time there have been no board meetings. The prior Board of Directors met two times between July 1, 2003 to June 10, 2004.

Since the Board of Directors currently consists of two members, it does not believe that establishing a separate nominating committee is necessary for effective governance. When additional members of the Board of Directors are appointed or elected, we will consider creating a nominating committee. The Board of Directors does not currently have a formal director nomination process. The Board of Directors will consider director candidates nominated by security holders. Security holders should submit any recommendations to the Board of Directors by mailing such recommendations to the Board of Directors at our offices. The Board of Directors has not yet received recommendations for director nominees for director from security holders, has no minimum specific requirements as to a nominee, and does not have any specific process for identifying nominees, but the Board of Directors does not believe that it would evaluate a security holder nominee any differently than it would evaluate a nominee not nominated by a security holder.

The Board of Directors has not adopted a specific process with respect to security holder communications, but security holders wishing to communicate with the Board of Directors may do so by mailing such communications to the Board of Directors at our offices.

The Board of Directors recommends that each of its members attends our annual meeting. The current members of the Board of Directors were not members of the Board of Directors last year, and, to the knowledge of the Board of Directors, we did not have an annual meeting last year.

Code of Ethics

Because we are an early-development stage company with limited resources, we have not yet adopted a "code of ethics", as defined by the SEC, that applies to our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller and persons performing similar functions. We are in the process of drafting and adopting a Code of Ethics.

Director Compensation

Non-employee directors receive $1,000 for each meeting of the Board of Directors attended, as well as reimbursement of reasonable out of pocket expenses incurred in connection with the attendance of meetings of the Board of Directors.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for services in all capacities to Tactica for Tactica’s fiscal years ended February 29, 2004, February 28, 2003 and February 28, 2002 paid to our Chief Executive Officer and the other executive officers who earned more than $100,000 per year at the end of the last completed fiscal year. We refer to all of these officers collectively as our "named executive officers."

Summary Compensation Table
					Long Term Compensation
	Annual Compensation				Awards		Payouts
Name And Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Award(s) ($)	Restricted Stock Compensation ($)	Securities Under- Lying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Avi Sivan	2004	503,201	0	36,850	--	--	--	--
Chief Executive	2003	499,996	0	26,761	--	--	--	--
Officer	2002	499,996	504,825	24,743	--	--	--	--

Prem	2004	503,201	0	45,819	--	--	--	--
Ramchandani,	2003	499,996	0	28,256	--	--	--	--
President	2002	499,996	504,825	24,743	--	--	--	--

Kurt Streams,	2004	192,308	0	0	--	--	--	--
Chief Financial	2003	0	0	0	--	--	--	--
Officer	2002	0	0	0	--	--	--	--

Paul Greenfield,	2004	201,282	0	0	--	--	--	--
Secretary and	2003	200,000	0	0	--	--	--	--
General Counsel	2002	106,410	0	0	--	--	--	--

Options Grants

During our fiscal year ended February 29, 2004, no stock options were granted to the named executive officers. As of the date hereof no options to purchase shares of our common stock are outstanding.

Employment Agreements with Executive Officers

Tactica, our wholly owned subsidiary, entered into an employment agreement dated April 29, 2004, with Avi Sivan. Pursuant to the employment agreement, Mr. Sivan is to serve as our Chief Executive Officer for a base compensation of at least $600,000 per year. The contract, which is for a five-year period, automatically extends by one day, every day, unless terminated earlier us or Mr. Sivan by written notice (“Non-renewal Notice”). Mr. Sivan is eligible for incentive compensation expressed as 10% of EBITDA for the fiscal year then ended. On July 1, 2004, Mr. Sivan’s employment agreement was amended by oral agreement such that, effective August 1, 2004, (i) Mr. Sivan will receive a base compensation of $490,000, (ii) Mr. Sivan is eligible for incentive compensation expressed as 8% of EBITDA for the fiscal year then ended, and (iii) Mr. Sivan’s incentive compensation is subject to cap of $400,000 per year.

In addition, Mr. Sivan is entitled to participate in our standard executive benefit program, including group health insurance; death and disability benefits provided for under our applicable insurance policy. If after death or twenty-six weeks of continuous disability (“Disability”), Mr. Sivan’s employment agreement will be terminated, and he, or his estate will be entitled to severance pay, calculated as a one time multiple of his total average compensation over the preceding three years, in the event that a Non-renewal Notice has been given by us prior to his death or Disability, in lieu of the one times (1x) multiple, the multiple shall be the remaining number of years between the date of his death or Disability and the third (3rd) anniversary of the date of the Non-renewal Notice, but in no event less than one (1) year. Upon death, his estate will be entitled to any accrued benefits, not yet paid, including pro-rata incentive payments payable upon termination of employment for other than death, disability or cause are provided for as follows: If terminated by resignation for “good reason” or by us other than for “cause” (as such terms are defined in the employment agreement) or a result of Non-renewal Notice, Mr. Sivan will be entitled to receive all salary, benefits and incentive compensation for two years after the date of termination of employment and all stock options previously grated to Mr. Sivan will immediately vest. If Mr. Sivan's employment is terminated for good reason due to a “change of control” (as such term is defined in the employment agreement), Mr. Sivan will be entitled to receive, within 30 days after providing notice of election to terminate his employment due to a change in control, a lump sum payment equal to the net present value of the sum of five times Mr. Sivan's then current base salary plus five times the sum of Mr. Sivan's highest annualized bonus compensation during the three year period prior to the change of control.

We have identical employment agreements and amendments thereto with Mr. Prem Ramchandani, pursuant to which Mr. Ramchandani is employed as President of Tactica.

Tactica, our wholly owned subsidiary, entered into an employment agreement dated January 19, 2004, with Kurt Streams. Pursuant to the employment agreement, Mr. Streams is to serve as our Chief Financial Officer for a base compensation of at least $200,000 per year. Mr. Streams is eligible for bonus compensation of between 10% and 20% of his annual salary In the event of termination Mr. Streams, except for cause or upon the failure to give required notice, Mr. Streams shall receive a lump-sum severance payment equal to four months salary plus any bonus which is payable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Avraham Ovadia, a 22% stockholder, serves as the exclusive distributor of Tactica’s products in South Africa. During fiscal 2003, Tactica sold an immaterial amount of goods to Mr. Ovadia’s company, Home Mark (Pty) Ltd. In the past Mr. Ovadia also has produced infomercials for Tactica.

Mr. Sivan and Mr. Ramchandani have an ownership interest in Prime Time Media, a company which has an accounts payable from us in the amount of $455,734.

We have an agreement with Brass Logistics, a company in which Messrs. Sivan and Ramchandani have an ownership interest, pursuant to which Brass Logistics acts as our non-exclusive fulfillment center of our Singer vacuum products and our personal care products in the United States and Canada.

In connection with Tactica’s former sublease of office space in New York City, an affiliate of HoT issued a $389,000 standby letter of credit which the third party lessor is drawing upon in satisfaction of rent not paid by Tactica.

On December 8, 2004, Tactica entered into a Credit Agreement with Tactica Funding 1, LLC. Mr. Sivan is a member and Mr. Ramchandani is a manager and a member of Tactica Funding 1, LLC. Under the Credit Agreement Tactica Funding 1, LLC agreed to provide Tactica with a secured loan of up to an aggregate principal amount of $300,000, to provide funds for Tactica’s continued ordinary course operations and working capital needs, as evidenced by a promissory note. The loan bears interest at a rate of 9% per annum and is payable monthly. Notwithstanding the foregoing, the Loan bears a default rate of interest of 16% per annum. The entire principal is due and payable. As security for the loan, Tactica granted to Tactica Funding 1, LLC a first priority security interest in substantially all of the assets of Tactica, except as to permitted liens for which the Tactica Funding security interest is junior and subordinate, including Innotrac Corporation, certain carve out expenses that Tactica incurs for professional fees and other bankruptcy case matters. Pursuant to the Credit Agreement, Tactica’s default of the Stipulation is an event of default on the Loan. Tactica and Tactica Funding are discussing the default and potential for a forbearance agreement.

We issued 25,000 shares of Series G Preferred Stock to each of Mr. Sivan and Mr. Ramchandani. The Series G Preferred Stock was issued to Mr. Sivan and Mr. Ramchandani in consideration of the fact that in connection with the financing we obtained from New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC in the form of a sale of (i) $3,000,000 in callable secured convertible notes and (ii) stock purchase warrants to buy 6,000,000 shares of our common stock, Mr. Sivan and Mr. Ramchandani agreed to pledge all of their equity ownership in us to the investors to secure our obligations. Without such pledge of equity, including a pledge of the Series G Preferred Stock, by Mr. Sivan and Mr. Ramchandani the investors would not have entered into the financing transaction.

We believe that the terms of all of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm’s length basis. Our policy requires that all related parties recuse themselves from negotiating and voting on behalf of our company in connection with related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock (assuming conversion of all of the issued and outstanding shares of Series E Preferred Stock) as of April 14, 2005 and as adjusted to reflect the maximum number of shares of our common stock which may issued upon conversion of the Convertible Preferred Stock by:

•	each person known by us to be the beneficial owner of more than 5% of our Common Stock;
•	each of our directors;
•	each of our executive officers; and
•	our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. Under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Each beneficial owner’s percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the beneficially-owned shares underlying options, warrants or other convertible securities included in that person’s holdings, but not those underlying shares held by any other person.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class

Common Stock	Avi Sivan(3)	9,947,500(1)	22.6%
Common Stock	Prem Ramchandani(3)	9,947,500(1)	22.6%
Common Stock	Avraham Ovadia	9,947,500(1)	22.6%
Common Stock	Shai Bar-Lavi	5,007,500(2)	11.4%
Common Stock	Kurt Streams	0	0.0%
Common Stock	Paul Greenfield	0	0.0%
Common Stock	All directors and named executive officers as a group	19,895,000 shares	45.1%
Common Stock

(1) Includes 7,101,250 shares of common stock issuable upon conversion of 71,012.5 shares of Series E Convertible Preferred Stock.
(2) Includes 3,396,250 shares of common stock issuable upon conversion of 33,962.5 shares of Series E Convertible Preferred Stock.
(3) Avi Sivan and Prem Ramchandani each pledged all of their equity to New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC in connection with the sale of an aggregate of $3,000,000 principal amount of callable secured convertible notes.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class

Series G Preferred	Avi Sivan(2)	25,000(1)	50.0%
Series G Preferred	Prem Ramchandani(2)	25,000(1)	50.0%

(1)  Shares of Series G Preferred Stock are not convertible to common stock and have no liquidation preference. The holders of the Series G Preferred Stock are entitled to 10,000 votes per share.
(2)  Avi Sivan and Prem Ramchandani each pledged all of their equity to New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC in connection with the sale of an aggregate of $3,000,000 principal amount of callable secured convertible notes.

DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

We are authorized to issue up to 20,000,000 shares of common stock, par value $.001. As of April 4, 2005, there were 18,002,933 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

On May 27, 2004, the stockholders of our company holding a majority of the outstanding shares of common stock approved an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 100,000,000 shares. On June 8, 2004, we filed a certificate of amendment to our Articles of Incorporation changing our name and increasing the number of authorized shares of our common stock from 20,000,000 to 100,000,000 shares. On November 18, 2004, the stockholders of our company holding a majority of the outstanding shares of common stock approved an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 500,000,000 shares. On March 22, 2005, the stockholders of our company holding a majority of the outstanding shares of common stock approved an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock from 500,000,000 to 1,000,000,000 shares.

On January 4, 2005, we filed a preliminary information statement disclosing the increase with the Securities and Exchange Commission and on April 7, 2005 we filed an amended preliminary information statement. We will amend our Articles of Incorporation to increase the authorized common stock 20 days after the mailing of the definitive information statement to stockholders.

We have appointed Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, as transfer agent for our shares of Common Stock.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	short sales that are not violations of the laws and regulations of any state or the United States;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants unless the selling stockholders exercise the warrants on a cashless basis. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Total Shares of Common Stock Issuable Upon Conversion of Notes and/or Warrants*	Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus (1)	Beneficial Ownership Before the Offering**	Percentage of Common Stock Ownership Before Offering**	Beneficial Ownership After the Offering (4)	Percentage of Common Stock Owned After the Offering (4)

AJW Offshore, Ltd.(3)	137,700,000	60.28%	Up to 450,000 shares of common stock	945,528 (2)	4.99%	--	--

AJW Qualified Partners, LLC (3)	113,220,000	50.17%	Up to 370,000 shares of common stock	945,528 (2)	4.99%	--	--

AJW Partners, LLC (3)	48,960,000	31.81%	Up to 160,000 shares of common stock	945,528 (2)	4.99%	--	--

New Millennium Capital Partners II, LLC (3)	6,120,000	4.49%	Up to 20,000 shares of common stock	945,528 (2)	4.99%	--	--

* This column represents an estimated number based on a conversion price as of a recent date of April 4, 2005 of $.01, divided into the principal amount.

** These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the secured convertible notes and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the secured convertible notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible notes, if the secured convertible notes had actually been converted on July 14, 2004, the conversion price would have been $.10.

(2) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) The selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(4) Assumes that all securities registered will be sold.

TERMS OF SECURED CONVERTIBLE NOTES

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on March 23, 2005 for the sale of (i) $3,000,000 in callable secured convertible notes and (ii) warrants to buy 6,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these secured convertible notes and warrants. The investors are obligated to provide us with an aggregate of $3,000,000 as follows:

•	$1,000,000 was disbursed on March 24, 2005;

•	$1,000,000 will be disbursed within five days of the filing of this registration statement; and

•	$1,000,000 will be disbursed within five days of this prospectus being declared effective.

Accordingly, we have received a total of $1,000,000 pursuant to the Securities Purchase Agreement. The funds from the sale of the callable secured convertible notes will be used for business development purposes, business acquisitions, working capital needs, pre-payment of interest, payment of consulting and legal fees and borrowing repayment.

The callable secured convertible notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of (i) $0.04 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the callable secured convertible notes is due upon default under the terms of secured convertible notes. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.03 per share. In addition, the conversion price of the secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the callable secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder’s position. The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

The warrants are exercisable until five years from the date of issuance at a purchase price of $0.03 per share. The selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of this warrant or issued in connection with the callable secured convertible notes issued pursuant to the Securities Purchase Agreement, dated March 23, 2005.

Upon the issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price is determined by averaging the last reported sale prices for our shares of common stock for the five trading days immediately preceding such issuance as set forth on our principal trading market. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

The selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

A complete copy of the Securities Purchase Agreement and related documents are filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

Sample Conversion Calculation

The number of shares of common stock issuable upon conversion of the notes is determined by dividing that portion of the principal of the notes to be converted and interest, if any, by the conversion price. For example, assuming conversion of $3,000,000 of notes on April 4, 2005, a conversion price of $0.01 per share, the number of shares issuable upon conversion would be:

$3,000,000/$.01 = 300,000,000 shares

Our obligation to issue shares upon conversion of our callable secured convertible notes is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the Notes (excluding accrued interest), based on market prices 25%, 50% and 75% below the current conversion price, as of April 4, 2005 of $0.02.

% Below Market	Price Per Share	With Discount at 50%	Number of Shares Issuable	% of Outstanding Stock

25%	$.015	$.0075	400,000,000	95.69%
50%	$.010	$.0050	600,000,000	97.09%
75%	$.005	$.0025	1,200,000,000	98.52%

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements of Tactica International, Inc. as of February 29, 2004 and February 28, 2003, and for the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of IGIA, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

IGIA, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

For the Years Ended February 29, 2004 and February 28, 2003

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets	F-2
Consolidated Statement of Operations	F-3
Consolidated Statements of Stockholders’ Deficit	F-4
Consolidated Statement of Cash Flows	F-5
Notes to Consolidated Financial Statements	F-6 to
F-13

For the Period Ended November 30, 2004 and November 30, 2003
Condensed Consolidated Balance Sheets as of November 30, 2004	F-14
Condensed Consolidated Statement of Operations for the Three Months and Nine Months Ended November 30, 2004 and 2003	F-15
Condensed Consolidated Statement of Cash Flows for the Nine Months Ended November 30, 2004 and 2003	F-16
Condensed Consolidated Statement of Changes in Deficiency of Stockholders’ Equity for the Nine Months Ended November 30, 2004	F-17
Notes to Condensed Consolidated Financial Statements November 30, 2004	F-18 to
F-23

Report of Independent Registered Public Accounting Firm

The Board of Directors
Tactica International, Inc.:

We have audited the accompanying balance sheets of Tactica International, Inc. (the Company) as of February 29, 2004 and February 28, 2003, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tactica International, Inc. as of February 29, 2004 and February 28, 2003, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

El Paso, Texas
May 12, 2004

TACTICA INTERNATIONAL, INC.

Balance Sheets

February 29, 2004 and February 28, 2003

	2004	2003
Assets
Cash	$185,244	393,909
Accounts receivable, net	1,323,974	5,094,785
Income tax refund receivable	3,008,174	1,870,231
Inventories	10,589,854	11,187,525
Prepaid expenses	696,441	436,628
Production television costs, net of amortization	428,339	552,311
Deferred tax asset	2,025,473	—

Total current assets	18,257,499	19,535,389

Property and equipment, net of accumulated depreciation	184,773	234,495
Security deposits and other	27,940	54,194
Deferred tax asset	—	133,469
Loans to minority stockholders	4,715,621	4,409,371

Total assets	$23,185,833	24,366,918

Liabilities and Stockholders’ Deficit
Accounts payable	$14,046,366	3,247,222
Accrued expenses	3,159,894	4,940,359
Line of credit - majority stockholder	13,665,109	14,850,319

Total current liabilities	30,871,369	23,037,900

Loan payable - majority stockholder	3,500,000	3,500,000

Total liabilities	34,371,369	26,537,900

Stockholders’ deficit:
Common stock; 1,000 shares authorized, 1,000 shares outstanding	77,000	77,000
Additional paid-in capital	756,480	756,480
Accumulated deficit	(12,019,016)	(3,004,462)

Total stockholders’ deficit	(11,185,536)	(2,170,982)

Total liabilities and stockholders’ deficit	$23,185,833	24,366,918

See accompanying notes to financial statements.

TACTICA INTERNATIONAL, INC.

Statements of Operations

Years ended February 29, 2004 and February 28, 2003

	2004	2003

Net sales	$39,609,912	79,174,392
Cost of goods sold	20,375,709	23,751,341

Gross profit	19,234,203	55,423,051

Operating expenses:
Media advertising	11,603,395	24,835,795
Other	21,123,822	28,101,109

	32,727,217	52,936,904

Operating income (loss)	(13,493,014)	2,486,147

Other income (expense):
Interest expense	(895,993)	(900,474
Interest income	306,349	321,597
Other, net	348,063	268,986

Total other income (expense)	(241,581)	(309,891

Income (loss) before income tax	(13,734,595)	2,176,256
Income tax (expense) benefit	4,720,041	(1,023,419

Net income (loss)	$(9,014,554)	1,152,837

See accompanying notes to financial statements.

TACTICA INTERNATIONAL, INC.

Statements of Stockholders’ Deficit

Years ended February 29, 2004 and February 28, 2003

	Common stock	Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
Balances, February 28, 2002	$77,000	756,480	(4,157,299)	(3,323,819
Net income	—	—	1,152,837	1,152,837

Balances, February 28, 2003	77,000	756,480	(3,004,462)	(2,170,982
Net loss	—	—	(9,014,554)	(9,014,554

Balances, February 29, 2004	$77,000	756,480	(12,019,016)	(11,185,536

See accompanying notes to financial statements.

TACTICA INTERNATIONAL, INC.

Statements of Cash Flows

Years ended February 29, 2004 and February 28, 2003

	2004	2003
Cash flows from operating activities:
Net income (loss)	$(9,014,554)	1,152,837
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,869	73,232
Accrued interest on loans to minority stockholders	(306,250)	(306,250)
Allowance for doubtful accounts	(1,972,299)	1,308,598
Changes in operating assets and liabilities:
Deferred tax expense	(1,892,004)	774,000
Trade accounts receivable	5,743,109	571,723
Inventories	597,671	(5,693,156)
Prepaid expenses and other assets	(233,125)	349,714
Television production costs and other assets	123,972	(261,305)
Trade accounts payable	10,799,143	(800,926)
Accrued expenses	(1,780,467)	(382,264)
Income taxes payable/receivable	(1,137,943)	(5,275,231)

Net cash provided by (used in) operating activities	1,005,122	(8,489,028)

Cash flows from investing activities:
Purchases of property and equipment	(28,577)	(189,308)

Net cash used in investing activities	(28,577)	(189,308)

Cash flows from financing activities:
Advances on line of credit - majority stockholder	2,362,071	5,358,157
Payments on line of credit - majority stockholder	(3,547,281)	(3,085,696)

Net cash provided by (used in) financing activities	(1,185,210)	2,272,461

Net decrease in cash	(208,665)	(6,405,875)
Cash, beginning of period	393,909	6,799,784

Cash, end of period	$185,244	393,909

Supplemental disclosures:
Interest paid	$3,223,138	2,327,145

See accompanying notes to financial statements.

TACTICA INTERNATIONAL, INC.
Notes to Financial Statements
February 29, 2004 and February 28, 2003

(1)	Summary of Significant Accounting Policies

(a)	General

Tactica International, Inc. (Tactica or the Company) designs, develops, imports, and distributes personal care and household products to major retailers and through direct marketing. We purchase our products from unaffiliated manufacturers, most of which are located in the Peoples’ Republic of China and the U.S. Our financial statements are prepared in U.S. Dollars and in accordance with accounting principles generally accepted in the United States of America. On March 14, 2000, the Company entered into an agreement in which substantially all the assets and liabilities of Tactica International, LLC and Health Direct, LLC (collectively, the Predecessor Company) were transferred to the Company.
(b)	Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Losses, negative working capital, and negative cash flows raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to obtain suitable interim financing depends on the availability of borrowing capacity, the success of its growth strategy and its future performance, and its ability to raise additional equity capital, each of which is subject to general economic, financial, competitive, legislative, regulatory, and other factors beyond the Company’s control. The inability to obtain financing when required would have a material adverse effect on the Company and the implementation of its growth strategy. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(c)	Revenue Recognition

The Company recognizes revenue when it ships its product to customers. Customers at times request credits for returned product or in connection with incentives such as cooperative advertising agreements. The Company reduces sales or increases selling, general, and administrative expenses, depending on the nature of the credits, for estimated future credits to customers. Management bases such estimates either on historical information about credits issued, relative to total sales, or on specific knowledge of incentives offered to retailers.

(d)	Consideration Paid to Customers

We offer our customers certain incentives in the form of cooperative advertising arrangements, product markdown allowances, trade discounts, cash discounts, and slotting fees. We account for these incentives in accordance with Emerging Issues Task Force Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer, (EITF 01-9). In instances where the customer is required to provide us with proof of performance, reductions in amounts received from customers as a result of cooperative advertising programs are included in our Statements of Operations on the line entitled Other. Other reductions in amounts received from customers as a result of cooperative advertising programs are recorded as reductions of Net sales. Markdown allowances, trade discounts, and cash discounts are all recorded as reductions of Net sales. Customer incentives included in Other were $2,033,000 and $1,651,000 for fiscal years 2004 and 2003, respectively.

(Continued)

TACTICA INTERNATIONAL, INC.

Notes to Financial Statements

February 29, 2004 and February 28, 2003

(e)	Shipping and Handling Revenues and Expenses

We report revenue from shipping and handling charges on the Net sales line of our Statements of Operations, in accordance with paragraph 5 of Emerging Issues Task Force Issue 00-10, Accounting for Shipping and Handling Fees and Costs . We only include charges for shipping and handling in Net sales for sales made to direct response customers and retail customers ordering relatively small dollar amounts of product. Our shipping and handling expenses far exceed our shipping and handling revenues. Shipping and handling expenses are included in our Statements of Operations on the Other operating expenses line. Our expenses for shipping and handling totaled $4,574,000 and $6,946,000 during fiscal years ended 2004 and 2003, respectively.

(f)	Advertising Expense

Advertising expense is comprised of media, agency, and production expenses. Advertising expenses are charged to expense in the month in which the advertising first takes place. Certain production costs to produce direct response advertising are capitalized and amortized over the expected life of the advertisement.

(g)	Valuation of Accounts Receivable

Our allowance for doubtful accounts reflects our best estimate of probable losses, determined principally on the basis of historical experience and specific allowances for known troubled accounts.

(h)	Inventories and Cost of Goods Sold

Inventories at February 29, 2004 and February 28, 2003 consist almost entirely of finished goods. We account for inventory using a first-in-first-out system in which we record inventory on our balance sheets at the lower of our cost or net realizable value. A product’s cost is comprised of the amount that we pay our manufacturer for product, tariffs and duties associated with transporting product across national borders and freight costs associated with transporting the product from our manufacturers to our warehouse locations. When circumstances dictate that we use net realizable value in lieu of cost, we base our estimates on expected future selling prices less expected disposal costs. The Cost of goods sold line item on the Statements of Operations is comprised of the book value (lower of cost or net realizable value) of inventory sold to customers during the reporting period.

(i)	Property and Equipment

Property and equipment is capitalized at cost and depreciated using the straight-line method over the estimated useful lives of the various assets. Expenditures for normal maintenance and repairs are expensed as incurred. The cost of property and equipment sold or otherwise retired and the related accumulated depreciation is removed from the accounts, with any resulting gain or loss included in results from operations.

(Continued)

TACTICA INTERNATIONAL, INC.

Notes to Financial Statements

February 29, 2004 and February 28, 2003

(j)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(l)	Reclassification

Certain amounts have been reclassified in the prior year to conform with the current presentation.

(m)	New Accounting Guidance

On April 30, 2003, the FASB issued FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, (SFAS 149). These amendments clarify the definition of derivatives, expand the nature of exemptions from Statement 133, clarify the application of hedge accounting when using certain instruments and modify the cash flow presentation of derivative instruments that contain financing elements. The Statement clarifies the accounting for option-based contracts used as hedging instruments in a cash flow hedge of the variability of the functional-currency-equivalent cash flows for a recognized foreign-currency-denominated asset or liability that is re-measured at spot exchange rates. This approach was issued to alleviate income statement volatility that is generated by the mark-to-market accounting of an option’s time value component. This Statement is effective for all derivative transactions and hedging relationships entered into or modified after June 30, 2003. We currently do not have any derivative instruments nor have we engaged in hedging activities that are covered under this statement.

In May 2003, the FASB issued FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity , (SFAS 150). This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that issuers classify as liabilities a financial instrument that is within its scope as a liability because that financial instrument embodies an obligation of the issuer. This Statement does not affect the timing of recognition of financial instruments as contingent consideration nor does it apply to obligations
(Continued)

TACTICA INTERNATIONAL, INC.

Notes to Financial Statements

February 29, 2004 and February 28, 2003

under stock-based compensation arrangements if those obligations are accounted for under APB Opinion No. 25. We are still reviewing the effects of SFAS 150 on our financial statements. We currently do not have any financial instruments that are covered under this statement.

In December 2003, the FASB issued FASB Interpretation No. 46R (FIN 46R), Consolidation of Variable Interest Entities, (FIN 46R). FIN 46R replaces the same titled FIN 46 that was issued in January 2003. FIN 46R identifies when entities must be consolidated with the financial statements of a company where the investors in an entity do not have the characteristics of a controlling financial interest or the entity does not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. Application of this Interpretation is effective for any financial statements we issue after December 15, 2003. We have no interests in any entities, therefore, FIN 46R had no effect on our financial statements.

(2)	Accounts Receivable and Income Taxes Receivable

Accounts receivable was comprised of the following at February 29, 2004 and February 28, 2003:
	2004	2003
Accounts receivable	$3,369,382	9,112,492
Less allowance for doubtful accounts	(2,045,408)	(4,017,707

Accounts receivable, net	$1,323,974	5,094,785

Income taxes receivable was comprised of the following at February 29, 2004:

Federal	$3,001,758
New York State	6,012
New York City	404

$3,008,174

(Continued)

TACTICA INTERNATIONAL, INC.

Notes to Financial Statements

February 29, 2004 and February 28, 2003

(3)	Property and Equipment

A summary of property and equipment at February 29, 2004 and February 28, 2003 was as follows:
	Useful lives (years)	2004	2003
Furniture and fixtures	7	$50,318	48,718
Leasehold improvements	10	42,150	43,122
Showroom	7	47,971	47,971
Computer equipment	5	265,300	250,628
Office equipment	5	64,505	66,007
Computer software	3	58,835	45,633
Vehicles	5	21,264	21,264

		550,343	523,343
Less accumulated depreciation		(365,570)	(288,848

		$184,773	234,495

(4)	Income Taxes

The Company’s effective tax rate differed from the statutory federal income tax rate at February 29, 2004 and February 28, 2003 due to the following:

	2004	2003
Income tax at statutory rate	35.0	35.0
State and local income tax provision	10.0	10.0
Valuation allowance	(12.9)	—
Other	2.3	2.0

Effective tax rate	34.4	47.0

(Continued)

TACTICA INTERNATIONAL, INC.

Notes to Financial Statements

February 29, 2004 and February 28, 2003

The tax effects of significant temporary differences representing deferred tax assets at February 29, 2004 and February 28, 2003 were as follows:
	2004	2003
Uniform capitalization adjustment, depreciation, and amortization	$(943,493)	(764,419
Net operating loss carryforwards	4,297,788	95,263
Allowance for doubtful accounts	206,739	552,221
Accrued bonus	—	139,783
Unearned revenue	221,051	96,203
Other	13,581	14,418

	3,795,666	133,469
Valuation allowance	(1,770,193)	—

Net deferred tax assets	$2,025,473	133,469

At February 29, 2004, the Company had net operating loss carry forwards of approximately $5,957,000, which will be fully realized during the year ending February 28, 2005. The realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Based on the purchase of the 55% interest of the majority stockholder, along with the debt forgiveness of the $17,161,000 of secured debt and accrued interest, management expects a positive effect on future levels of taxable income. With this, Tactica expects the realization of the majority, or all, of the deferred tax asset.

As of the end of fiscal year 2004, the net operating loss carryforwards included in the gross deferred tax asset totaling $4,297,788 will expire if not utilized by fiscal year 2024.

The components of income tax benefit (expense) were as follows:

	2004	2003
Current	$1,057,844	(249,419)
Deferred	3,662,197	(774,000)

	$4,720,041	(1,023,419)

(Continued)

TACTICA INTERNATIONAL, INC.

Notes to Financial Statements

February 29, 2004 and February 28, 2003

(5)	Line of Credit - Majority Stockholder

The Company had a $17,500,000 line of credit with the 55% stockholder in the Company expiring on March 14, 2005. Borrowings under the line of credit bore interest at the prime rate (4.0% and 4.25% at February 29, 2004 and February 28, 2003, respectively). Borrowings under the line of credit at February 29, 2004 and February 28, 2003 were $13,665,109 and $14,850,319, respectively. The unpaid balance and interest on the line of credit has a maturity date of March 14, 2005. The line of credit contains covenants requiring minimum working capital, net worth, cash flow from operations, and earnings before interest, taxes, depreciation, and amortization (EBITDA). At February 29, 2004 and February 28, 2003, the Company was not in compliance with certain of these covenants. Under the provisions of the related loan agreement, the related party could have declared the loans in default and demanded immediate payment. Accordingly, the line of credit has been classified as a current liability at February 29, 2004 and February 28, 2003. See note 9.

(6)	Note Payable - Majority Stockholder

As of February 29, 2004 and February 28, 2003 the Company had a note payable to the 55% stockholder in the Company. Interest was due quarterly at a rate of 8.75% per annum. The loan was due and payable on March 14, 2005. See note 9.

(7)	Commitments and Contingencies

Beginning in July 2003, the Company leases its office facilities under a noncancelable operating lease expiring in February 2006. Rent expense for years ended February 29, 2004 and the year ended February 28, 2003 was $823,446 and $760,691, respectively.

Future remaining minimum rentals for noncancelable operating leases with terms in excess of one year as of February 29, 2004 were as follows:

2005	$778,887
2006	778,887

$1,557,774

Included in the results of operations for the years ended February 29, 2004 and February 28, 2003 and in accrued expenses at February 29, 2004 and February 28, 2003 are costs incurred or accrued related to litigation and contingencies arising in the normal course of business. Management believes that amounts accrued are adequate as of February 29, 2004 and February 28, 2003 and that any additional costs that may result from resolution of these contingencies would not have a material effect on the Company’s financial position, results of operations, or cash flows.

(Continued)

TACTICA INTERNATIONAL, INC.

Notes to Financial Statements

February 29, 2004 and February 28, 2003

(8)	Related Party Transactions

The Company loaned the three minority stockholders of the Company a total of $3,500,000 on March 14, 2000. The loans bore interest at 8.75% per annum. All principal and unpaid interest on the loans is due and payable March 14, 2005.

During 2002 and part of 2003, the Company occupied office space leased by an entity in which the minority stockholders have an interest. During the years ended February 29, 2004 and February 28, 2003, the Company paid approximately $-0- and $121,000, respectively, for rent on behalf of such entity.

Avraham Ovadia, a stockholder of the Company, serves as the exclusive distributor of the Company’s products in South Africa. During fiscal 2003, the Company sold an immaterial amount of goods to Mr. Ovadia’s company, Home Mark (Pty) Ltd. In the past Mr. Ovadia also has produced infomercials for the Company.

Mr. Sivan and Mr. Ramchandani, stockholders of the Company, have an ownership interest in Prime Time Media, a company which has an accounts payable from the Company in the amount of $455,734.

(9)	Subsequent Events

On April 29, 2004, the Company and its stockholders entered into a series of transactions that consolidated ownership of Tactica and reduced the working capital deficiency. The stockholder-operating managers, who collectively owned a 45% interest in the Company, contributed $3,050,000 in marketable securities to Tactica. The majority stockholder transferred its 55% interest in Tactica to the stockholder-operating managers and accepted the marketable securities and rights to certain Tactica tax refunds and intellectual properties in full satisfaction of $17,161,000 owed by Tactica under the secured line of credit and loan payable. In connection with these transactions, the Company’s loans to the minority stockholders were eliminated.

IGIA, INC.

(Formerly Diva Entertainment, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEET

(UNAUDITED)

November 30, 2004
ASSETS
CURRENT ASSETS:
Cash	$7,213
Accounts receivable, net of allowance for doubtful accounts of $3,058,175	538,555
Inventories, net of valuation allowance of $4,968,621 8,365,917	3,682,494
Prepaid expenses and other current assets	454,199
Total current assets	4,682,461
Property and equipment, net of accumulated depreciation of $557,027	119,376

Total Assets	4,801,837
LIABILITES AND DEFICIENCY IN STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	576,944
Pre-petition liabilities	14,842,363
Total current liabilities	15,419,307
DEFICIENCY IN STOCKHOLDERS' EQUITY:
Preferred stock, Series E, par value $0.001 per share; 10,000,000 shares authorized; 261,574 shares, issued and outstanding	262
Common stock, par value $ 0.001 per share; 100,000,000 shares authorized, 18,002,933 shares issued and outstanding	18,003
Additional paid -in- capital	13,942,910
Accumulated deficit	(24,578,645)
Total Deficiency in Stockholders' Equity	10,617,470
Total Liabilities and Deficiency in Stockholders' Equity	$4,801,837

See accompanying footnotes to the unaudited condensed consolidated financial statements

IGIA, INC.

(Formerly Diva Entertainment, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2004	2003	2004	2003
REVENUES:
Net sales	$1,526,539	13,813,124	10,098,522	39,524,667
Cost of sales	5,353,248	6,253,317	10,332,292	16,797,577
Gross (Loss) Profit	(3,826,709	7,559,807	(3,631,066	22,727,090
OPERATING EXPENSES:
Media advertising	64,012	3,609,290	515,800	11,323,864
Financial advisory fee	0	0	3,275,000	0
Other selling, general and administrative	2,840,043	5,316,549	8,568,345	15,696,104
Total Operating Expenses	2,904,055	8,925,839	12,359,145	27,019,968
LOSS FROM OPERATIONS	(6,730,764)	(1,366,032)	(12,592,915)	(4,292,878)
OTHER INCOME (EXPENSE):
Interest expense, net	(18,570)	(143,989)	(136,923)	(457,803)
Other	37,7845	70,845	170,209210	231,070
	19,2145	(73,144)	33,2867	(226,733)
Net loss before income taxes	(6,711,550)	(1,439,176)	(12,559,629)	(4,519,611)
Income tax benefit	0	(569,231)	0	(2,259,209)
NET LOSS	$6,711,550	(869,945)	(12,559,629)	(2,260,402)
Net loss per common share (basic and diluted)	($0.3756))	($ 0.05)	($0.7089))	($0.13)
Weighted average common shares outstanding	18,002,933	18,002,933	18,002,933	18,002,933

See accompanying footnotes to the unaudited condensed consolidated financial statements

IGIA, INC.

(Formerly Diva Entertainment, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended November 30,
	2004	2003
Net cash (used in) provided by operating activities	$(827,999)	1,879,463
Net cash used in investing activities	(3,078)	(20,098)
Net cash provided by (used in) financing activities	653,046	(1,711,835)
Net (decrease) increase in cash and cash equivalents	(178,031)	147,531
Cash and cash equivalents at beginning of period	185,244	393,909
Cash and cash equivalents at end of period	$7,213	541,440

See accompanying footnotes to the unaudited condensed consolidated financial statements

IGIA, INC.

(Formerly Diva Entertainment, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2004

(UNAUDITED)

NOTE A - SUMMARY OF ACCOUNTING POLICIES

General

IGIA, Inc., formerly Diva Entertainment, Inc. (the "Company", "Registrant" or "IGIA"), is incorporated under the laws of the State of Delaware. The Company, through its wholly-owned subsidiary, Tactica International, Inc. ("Tactica") designs, develops, imports, and distributes personal care and household products to major retailers and through direct marketing. We purchase our products from unaffiliated manufacturers most of which are located in the People's Republic of China and the United States.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Accordingly, the results from operations for the three-month and nine-month periods ended November 30, 2004 are not necessarily indicative of the results that may be expected for the year ending February 28, 2005. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated February 29, 2004 audited financial statements and footnotes thereto included in the Company's Form 8-K for June 11, 2004, as amended on August 26, 2004.

The consolidated financial statements include the accounts of the Registrant and its wholly-owned subsidiary, Tactica. All significant inter-company transactions and balances have been eliminated in consolidation.

Chapter 11 Reorganization

On October 21, 2004, Tactica, which accounts for all of the current operations of the Company, filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). IGIA is not seeking bankruptcy protection. Tactica remains in possession of its assets and the management of its property as a debtor in possession under Sections 1107 and 1108 of the Bankruptcy Code. On October 25, 2004, the Bankruptcy Court approved, on an interim basis, a Stipulation and Consent Order (the “Stipulation”) with Innotrac Corporation (“Innotrac”) (a copy of the Stipulation and the Order approving the Stipulation on an interim basis, are filed as an exhibit to the Form 8-K for October 21, 2004, filed by IGIA). Following the interim approval of the Stipulation by the Bankruptcy Court on October 25, 2004, Innotrac began processing, packing and releasing Tactica's inventory for fulfillment of customer orders. A hearing on the Stipulation is expected in February 2005.4.

In the ordinary course of Tactica’s business, Innotrac warehouses Tactica’s products, processes orders and inventory and ships these products to Tactica’s customers.  Innotrac informed Tactica that Innotrac would not permit Tactica to remove its inventory stored with Innotrac unless Tactica paid Innotrac all amounts allegedly due. Despite numerous attempts to obtain financing prior to its filing for bankruptcy protection, Tactica was unable to do so. As a result of the foregoing factors, Tactica did not have a sufficient available source of working capital to continue its normal operation of business. Although Tactica and Innotrac attempted to reach an out of court agreement to resolve the terms of payment to Innotrac, the terms could not be agreed upon. The parties agreed upon the terms of the Stipulation, which contemplated the filing of a bankruptcy petition and Bankruptcy Court approval.

The Stipulation provides for a mechanism which enables Tactica to have its inventory shipped and sold to its customers. Pursuant to the Stipulation, Innotrac agrees to release its lien with respect to Tactica's inventory at the time such inventory is released for shipments to customers.  With respect to the first $1.6 million in customer orders, Tactica shall pay Innotrac 55% of the sales proceeds promptly upon receipt of customer payments and Tactica will retain the remainder for its working capital.  With respect to subsequent customer orders, Tactica shall pay Innotrac 60% of the sales proceeds upon receipt of customer payments and retain the remainder. The proceeds paid to Innotrac shall reduce the agreed upon $2,753,281 of debt owed by Tactica to Innotrac, plus to the extent allowable under the Bankruptcy Code or other applicable law, pre-petition interest and post-petition interest, fees, cost, charges and expenses including attorney’s fees.

The Stipulation provides for Tactica to prepay Innotrac for fulfillment services, pay monthly storage charges to Innotrac, remit customer payments to Innotrac within a specified period, and make minimum monthly payments to reduce its debt owed Innotrac and repay the debt in full by August 31, 2005. Innotrac issued a Stipulation default notice on January 18, 2005 and ceased order processing activities. Tactica disputes the alleged defaults and the parties are seeking a resolution prior to a Court trial. In the event that Innotrac prevails, Innotrac may liquidate Tactica’s products and use the proceeds to reduce Tactica’s obligation to Innotrac

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The bankruptcy petition, losses, negative working capital and net worth of Tactica raise substantial doubt about Tactica’s ability to continue as a going concern. Tactica’s ability to obtain additional financing depends on the availability of its borrowing capacity, the success of its growth strategy and its future performance, each of which is subject to general economic, financial, competitive, legislative, regulatory, and other factors beyond the Company’s control. The inability to obtain financing when required would have a material adverse effect on the Company and the implementation of its business plan. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Stock-Based Compensation

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary charge to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has not yet adopted any stock-based compensation plans.

Reclassification

Certain reclassifications have been made to conform to prior periods' data to the current presentation. These reclassifications had no effect on reported losses.

NOTE B - INVENTORY

Tactica’s inventories consist primarily of finished products held in public warehouses that are stated at the lower of cost or market, determined on a FIFO (first-in, first-out) basis. Innotrac holds Tactica’s products at its Reno, Nevada facility under terms of the Stipulation and maintains a first priority secured interest in the inventory. Innotrac issued a Stipulation default notice on January 18,2005 and ceased order processing services. Tactica disputes the alleged defaults and the parties are seeking a resolution prior to Court trial. Management evaluated the recoverability of the inventory and concluded from the results of this evaluation that a significant impairment charge was required for inventory held by Innotrac because the inventory’s estimated market value less Innotrac’s handling charges and other disposal costs was less than its cost.  Accordingly, the Company recorded a charge of $2,896,974 or $0.16 per share during the quarter ended November 30, 2004 for impairment of previously acquired inventory that increased the inventory valuation allowance to $4,968,621.

NOTE C - PRE-PETITION LIABILITIES

Under the Bankruptcy Code, Tactica’s liabilities as of the October 21, 2004 filing date are deemed pre-petition liabilities that are subject to a Court supervised and approved resolution. The Company carries pre-petition liabilities on the condensed consolidated balance sheet until such time as they are liquidated through the Stipulation and other bankruptcy proceedings. Pre-petition liabilities consist of the following:

Accounts payable	$9,478,773
Accrued expenses	4,274,942
Prepayments received from customers	531,827
Advances under factoring facility	456,821
Note payable	100,000
$14,842,363

Pre-petition accounts payable include Tactica’s obligation to Innoctrac and the remaining $250,000 owed to the U.S. Federal Trade Commission for an April 2004 judgment that is secured by certain customer accounts receivable.
Pre-petition accounts payable include Tactica’s obligation to Innoctrac and the remaining $250,000 owed to the U.S. Federal Trade Commission for an April 2004 judgment that is secured by
Pre-petition accrued expenses include an $880,852 liability for remaining rent due under a Sublease Agreement. The Company rejected the Sublease Agreement under the Bankruptcy Code and expects to move to other New York offices in February 2005. Also included in pre-petition accrued expenses are chargeback claims made by a single retail customer that exceed Tactica’s total accounts receivable from that customer by approximately $3 million, of which approximately $2 million in claims were transferred by the retail customer to Helen of Troy or HoT, the former 55% shareholder of Tactica. In accordance with the April 29, 2004 agreement with HoT, as further described herein, Tactica granted HoT, a security interest in its accounts receivable from the customer and Tactica is to remit any payments received from the customer to HoT. No payments have been received to date and none are expected in the foreseeable future.

On April 29, 2004, Tactica and HoT, entered into an Amended and Restated Factoring Agreement (“Factoring Agreement”) under which the parties agreed on the amount previously paid to Tactica for purchase of certain customer purchase orders and accounts receivable. The company is in default of the Factoring Agreement hence advances under factoring facility currently bear interest at a default rate of 18% per annum.

On August 27, 2004, the Company received net proceeds from issuance of a $100,000 convertible note payable bearing interest at 10% per annum (the “Bridge Note”) and warrants to purchase 100,000 shares of Common Stock at $1.00 per share over a five-year period. The Bridge Note matures, upon the earlier of an equity capital raise of at least $3,000,000, or an acquisition of a controlling interest in the Company by a third party, or sale of substantially all of the Company’s assets.

The Bridge Note holder has the option prior to maturity of converting unpaid note principal together with accrued and unpaid interest to the Company’s common stock at $1.00 per share. In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an imbedded beneficial conversion feature present in the Bridge Note and determined that an insignificant portion of the proceeds was attributable to the intrinsic value of that feature and also to the warrants.

NOTE D- ACQUISITION AND CAPITAL RESTRUCTURE

  Corporate Restructure of Tactica

Through April 29, 2004, Tactica was a majority owned subsidiary of HoT. On April 29, 2004, the Company and its stockholders entered into a series of transactions that consolidated ownership of Tactica, whereby the minority stockholders, who collectively owned a 45% interest in the Company, contributed $3,050,000 in marketable securities to Tactica. The majority stockholder, HoT, sold its 55% ownership interest in Tactica to the minority stockholders and accepted the marketable securities and rights to certain Tactica tax refunds and intellectual properties in full satisfaction of $17,161,000 owed by Tactica under the secured line of credit and loan payable. In connection with these transactions, the Company’s loans to the minority stockholders were eliminated.

The assets transferred and liabilities assumed were valued at their historical costs, which did differ materially from their fair values.

The Company accounted for the transaction in accordance with APB No. 29, Accounting for Non Monetary Transactions, and as a result, the Company realized a net forgiveness of indebtedness of $6,198,617 as an adjustment to additional paid in capital. No gain or loss was recognized in connection with the transaction.

On June 11, 2004, the Company entered into a Securities Purchase Agreement and Plan of Reorganization ("Merger") with Diva Entertainment, Inc. ("Diva") an inactive publicly registered shell corporation with no significant assets or operations. In accordance with SFAS No. 141, the Company was the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the Agreement is a recapitalization of the Company's capital structure.

For accounting purposes, the Company has accounted for the transaction as a reverse acquisition and the Company shall be the surviving entity. From July 1999, until the date of the Merger, DIVA was an inactive entity, with no operations. The Company did not recognize goodwill or any intangible assets in connection with the transaction.

Diva changed its name to IGIA, Inc. and effective with the Merger, 6,693,340 shares of IGIA Common Stock were issued for the conversion of all outstanding Diva Series A, B and C convertible preferred stock. In addition, IGIA issued 5,593,593 shares of common Stock in exchange for remaining outstanding shares of Common Stock held by Diva shareholders.

Effective with the Merger, Diva received 3,725,000 shares of Common Stock from a stockholder in exchange for its wholly-owned subsidiary that was also named Diva Entertainment, Inc, and entity with no material assets or significant operations. In connection with the exchange, Diva cancelled its 3,725,00 shares. No gain or loss was recognized in connection with this transaction.

Effective with the Merger, all previously outstanding 1,000 shares of common stock were exchanged for an aggregate of 9,400,000 shares of the DIVA's Common Stock and 261,000 shares of Series E Convertible Preferred Stock. The value of the stock that was issued was the historical cost of the DIVA's net tangible assets, which did not differ materially from their fair value.

Effective with the Merger, Diva agreed and cancelled 1,209,000 shares of its Common Stocks.

IGIA issued a total of 3,000,000 shares of Common Stock to its financial advisors of which 1,250,000 shares related to the Merger and 1,750,000 shares were subject to release from escrow upon the Company raising certain additional capital within a specified time period, a contingency that was not satisfied. As a result, the 1,750,000 shares were returned to the Company and cancelled. These shares were valued at the weighted average of $2.62 per share which represents the fair value of services received, which did not differ materially from the value of the shares issued.

The Company and certain Tactica vendors agreed to convert $3,632,160 of accounts payable into IGIA Series E Convertible Preferred Stock. IGIA issued 574 new Series E shares and caused certain additional Series E shares to be given by Company management stockholders to the vendors.

The accompanying financial statements present the historical financial condition, results of operations and cash flows of the Company prior to the merger with DIVA.

NOTE E- CAPITAL STOCK

We are authorized to issue 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, of which 261,574 have been designated Series E Convertible Preferred Stock. As of November 30, 2004, we had 18,002,933 shares of Common Stock, and 261,574 shares of Series E Convertible Preferred Stock issued and outstanding.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, having a par value of $0.001 per share. Our preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion, redemption rights and sinking fund provisions. The issuance of preferred stock could reduce the rights, including voting rights, of the holders of Common Stock, and, therefore, reduce the value of our Common Stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of IGIA by existing management.

Subsequent to the Merger, the Company issued an aggregate of 574 shares of Series E preferred stock to settle certain outstanding accounts payable of $3,632,160.

Current holders of our preferred stock (i) have general ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all assets available for distribution to stockholders upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all stockholder meetings. The preferred stock does not have cumulative voting rights.

Series E Convertible Preferred Stock

As of November 30, 2004, there were 261,574 shares of our Series E Convertible Preferred Stock issued and outstanding. All issued and outstanding shares of Series E Convertible Preferred Stock will automatically convert into an aggregate of 26,157,421 shares of our Common Stock upon satisfaction of certain shareholder requirements.

Warrants

As of November 30, 2004, there were outstanding warrants to purchase 100,000 shares of common stocks at $1.00 per share that are exercisable within a five-year period ending August 2, 2009.

NOTE F- CASH FLOWS

The following are non-cash transaction for the nine months ended November 30, 2004:

On April 29, 2004, Tactica and HoT entered into an agreement under which Tactica was released from $16,891,838 in secured debt payable to HoT in exchange for certain Tactica corporate income tax refunds of $2,901,115, marketable securities of $3,030,000 and certain Tactica intangible assets, including all rights to the Epil-Stop(R) brand that had no book value. In connection with the transaction, Tactica increased its accrued chargeback reserve by $1,000,000 for Epil-Stop claims and eliminated a $2,025,473 deferred tax asset used to offset the gain from the transaction. The $7,935,250 net result was added to additional paid-in-capital.

The $3,030,000 marketable securities given to HoT were obtained by Tactica from its minority stockholders as full satisfaction for $3,500,000 in loans receivable from the minority stockholders together with accrued interest of $1,266,663, which was extinguished prior to its maturity date of March 14, 2005. The $1,736,663 net result was deducted from additional paid-in-capital. Tactica loaned its three minority stockholders a total of $3,500,000 on March 14, 2000 in connection with a $3,500,000 loan by HoT to Tactica. The loan receivable accrued interest at 8.75% per annum.

Effective with the Merger, 6,693,340 shares of IGIA Common Stock were issued for the conversion of all outstanding Diva Series A, B and C convertible preferred stock. In addition, IGIA issued 5,593,593 shares of Common Stock in Exchange for remaining outstanding of shares of Diva Common Stock.

Prior to the Merger, Diva received 3,725,000 shares of Common Stock from a stockholder in exchange for its wholly-owned subsidiary that was also named Diva Entertainment, Inc. In connection with the exchange Diva cancelled its 3,725,000 shares.

Effective with the Merger, all previously outstanding 1,000 shares of common stock owned by the Company’s shareholders were exchanged for an aggregate of 9,400,000 shares of the DIVA's Common Stock and 261,000 shares of Series E Convertible Preferred Stock. The value of the stock that was issued was the historical cost of the Diva's net tangible assets, which did not differ materially from their fair value.

Effective with the Merger, Diva agreed and cancelled 1,209,000 shares of its Common Stocks.

The Company issued a total of 3,000,000 shares of Common Stock to its financial advisors of which 1,250,000 shares related to the Merger. These shares were valued at the weighted average of $2.62 per share which represents the fair value of services received, which did not differ materially from the value of the shares issued and 1,750,000 shares were subject to release from escrow upon the Company raising certain additional capital within a specified time period, a contingency that was not sastified.

The Company and certain Tactica vendors agreed to convert $3,632,160 of accounts payable into IGIA Series E Convertible Preferred Stock. IGIA issued 574 new Series E shares and caused certain additional Series E shares to be given by Company management stockholders to the vendors.

NOTE G - CONTIGENCIES AND SUBSEQUENT EVENTS

On October 21, 2004, Tactica filed a voluntary petition for relief in Bankruptcy Court. Certain liabilities reported on the Registrant’s condensed consolidated balance sheet as of November 30, 2004 included herein are pre-petition liabilities that are subject to a Court supervised and approved resolution.

Included in pre-petition liabilities are chargeback claims made by a single retail customer that exceed Tactica’s total accounts receivable from that customer by approximately $3 million, of which approximately $2 million in claims were transferred by the retail customer to Helen of Troy, the former 55% shareholder of Tactica. In accordance with the April 29, 2004 agreement with Helen of Troy, as further described herein, Tactica granted Helen of Troy a security interest in its accounts receivable from the customer and Tactica is to remit any payments received from the customer to Helen of Troy. No payments have been received to date on this account.

In January 2005, Tactica rejected the Sublease Agreement for its New York offices in accordance with the Bankruptcy Code and expects to move into less costly offices in February 2005. The remaining obligation under the Sublease Agreement is estimated at $880,852 and accrued as a pre-petition liability on the Registrant’s condensed consolidated balance sheet as of November 30, 2004 and included in operating results reported on the condensed consolidated statement of operations for the three and nine months ended November 30, 2004.

On December 8, 2004, Tactica entered into a Credit Agreement with Tactica Funding 1, LLC (“Tactica Funding”), under which Tactica Funding agreed to provide Tactica with a secured loan of up to an aggregate principal amount of $300,000 (the “Loan”), to provide funds for Tactica’s continued ordinary course operations and working capital needs, as evidenced by a promissory note. The Loan bears interest at a rate of 9% per annum and is payable monthly. Notwithstanding the foregoing, the Loan bears a default rate of interest of 12% per annum. The entire principal is due and payable on the earlier of February 28, 2005 or upon the occurrence of an event of default. As security for the Loan, Tactica granted to Tactica Funding a first priority security interest in substantially all of the assets of Tactica, except as to permitted liens for which the Tactica Funding security interest is junior and subordinate, including Innotrac Corporation, certain carve out expenses that Tactica incurs for professional fees and other bankruptcy case matters. Pursuant to the Credit Agreement, Tactica’s default of the Stipulation is an event of default on the Loan. Tactica and Tactica Funding are discussing the default and potential for a forbearance agreement.

Tactica’s President is a manager and member of Tactica Funding and Tactica’s Chief Executive Officer is a member of Tactica Funding.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$3.37
Accounting fees and expenses	43,125.00*
Legal fees and expenses	35,000.00*
Miscellaneous	5,000.00
TOTAL	$83,128.37*

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

ACQUISITION OF TACTICA

On June 11, 2004, we acquired all of the issued and outstanding shares of Tactica International, Inc., a Nevada corporation (“Tactica”) in exchange for shares of our common stock and convertible preferred stock pursuant to a Securities Purchase Agreement and Plan of Reorganization, dated as of June 11, 2004 (the “Securities Purchase Agreement”), by and among us, Tactica and the shareholders of Tactica. In accordance with the Securities Purchase Agreement, (i) Tactica exchanged all of its issued and outstanding shares of common stock for shares of our common stock and convertible preferred stock, (ii) effective at the closing, the former shareholders of Tactica control us and (iii) effective at the closing, Tactica became our wholly owned subsidiary (all of the foregoing is hereinafter referred to as the “Transaction”). Subject to certain post-closing covenants, the Transaction closed as of June 11, 2004. Prior to the Transaction, Tactica was a privately-held company. As a part of the Transaction, we changed our name to IGIA, Inc. from Diva Entertainment, Inc and increased the number of our authorized shares of common stock from 20,000,000 to 100,000,000 shares. At the Closing of the Transaction, we issued the following shares of our common stock to the shareholders of Tactica and certain parties designated by the former shareholders of Tactica:

1)
12,400,000 newly-issued shares of our common stock of which 1,750,000 shares were issued to and subsequently returned by our Managing Financial Advisor as a result of their failing to satisfy the contractual requirement that we close on at least $7,500,000 in proceeds from a private placement of our securities within a specified 45-day period, and

2)
261,000 newly-issued shares of our newly-designated Series E Redeemable Convertible Preferred Stock, which will automatically convert into 26,100,000 newly-issued shares of our common stock twenty days after an Information Statement is mailed to our stockholders.

Pursuant to the Transaction, a change of control occurred with the former stockholders of Tactica acquiring approximately 76% of our outstanding voting power.

MARCH 2005 CONVERTIBLE DEBENTURE FINANCING

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on March 23, 2005 for the sale of (i) $3,000,000 in callable secured convertible notes and (ii) warrants to buy 6,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these secured convertible notes and warrants. The investors are obligated to provide us with an aggregate of $3,000,000 as follows:

•	$1,000,000 was disbursed on March 24, 2005;

•	$1,000,000 will be disbursed within five days of the filing of this registration statement; and

•	$1,000,000 will be disbursed within five days of this prospectus being declared effective.

Accordingly, we have received a total of $1,000,000 pursuant to the Securities Purchase Agreement. The funds from the sale of the callable secured convertible notes will be used for business development purposes, business acquisitions, working capital needs, pre-payment of interest, payment of consulting and legal fees and borrowing repayment.

The callable secured convertible notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of (i) $0.04 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the callable secured convertible notes is due upon default under the terms of secured convertible notes. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.03 per share. In addition, the conversion price of the secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the callable secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder’s position. The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

The warrants are exercisable until five years from the date of issuance at a purchase price of $0.03 per share. The selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of this warrant or issued in connection with the callable secured convertible notes issued pursuant to the Securities Purchase Agreement, dated March 23, 2005.

SERIES G PREFERRED STOCK

We filed a Certificate of Designation, Powers, Preferences and Rights of Series G Preferred Stock on March 23, 2005, which was amended and restated on April 1, 2005, pursuant to which we authorized for issuance 50,000 shares of Series G Preferred Stock, par value $.001 per share, which shares are not convertible and have no liquidation preference, but have a stated value of $0.03 and the right to 10,000 votes for each share of Series G Preferred Stock.

We issued 25,000 shares of Series G Preferred Stock to each of Avi Sivan, the Chief Executive Officer of the Company, and Prem Ramchandani, the President of the Company. The Series G Preferred Stock was issued to Mr. Sivan and Mr. Ramchandani in consideration of the fact that in connection with the financing we obtained from New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (collectively, the “Investors”) in the form of a sale of (i) $3,000,000 in callable secured convertible notes and (ii) stock purchase warrants to buy 6,000,000 shares of our common stock, Mr. Sivan and Mr. Ramchandani agreed to pledge all of their equity ownership in us to the Investors to secure our obligations. Without such pledge of equity, including a pledge of the Series G Preferred Stock, by Mr. Sivan and Mr. Ramchandani the Investors would not have entered into the financing transaction.

PAYMENT OF FEES

In accordance with a retainer agreement dated March 11, 2005, the Company agreed to issue 3,000,000 shares of common stock to Sichenzia Ross Friedman Ference LLP in consideration for legal services provided to the Company. Such shares shall be issued upon the increase of the Company’s authorized capital.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List means IGIA, Inc., a Delaware corporation.

Exhibit Number	Description

2.1 (1)	Securities Purchase Agreement and Plan of Reorganization, dated June 11, 2004, by and among IGIA, Inc., Tactica International, Inc. and its shareholders.

3.1 (2)	Articles of Incorporation.

3.2 (1)	Certificate of Amendment, dated May 27, 2004.

3.2 (2)	By-Laws.

4.1	Certificate of Designations for Series E Convertible Preferred Stock, filed on June 8, 2004 (filed herewith).

4.2 (3)	Amended and Restated Certificate of Designations for Series G Preferred Stock, filed on April 1, 2005.

4.3	Specimen Certificate of Common Stock.

4.4 (4)	Securities Purchase Agreement dated March 23, 2005 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC.

4.5 (4)	Callable Secured Convertible Note in the name of New Millennium Capital Partners II, LLC dated March 23, 2005.

4.6 (4)	Callable Secured Convertible Note in the name of AJW Qualified Partners, LLC dated March 23, 2005.

4.7 (4)	Callable Secured Convertible Note in the name of AJW Offshore, Ltd. dated March 23, 2005.

4.8 (4)	Callable Secured Convertible Note in the name of AJW Partners, LLC dated March 23, 2005.

4.9 (4)	Stock Purchase Warrant in the name of New Millennium Capital Partners II, LLC dated March 23, 2005.

4.10 (4)	Stock Purchase Warrant in the name of AJW Qualified Partners, LLC dated March 23, 2005.

4.11 (4)	Stock Purchase Warrant in the name of AJW Offshore, Ltd. dated March 23, 2005.

4.12 (4)	Stock Purchase Warrant in the name of AJW Partners, LLC dated March 23, 2005.

4.13 (4)	Registration Rights Agreement dated March 23, 2005 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC.

4.14 (4)	Security Agreement dated March 23, 2005 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC.

4.15 (4)
Intellectual Property Security Agreement dated March 23, 2005 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC.

5.1	Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith).

10.1	Executive Employment Agreement by and between Tactica International, Inc. and Avi Sivan, dated April 29, 2004. (filed herewith).

10.2	Executive Employment Agreement by and between Tactica International, Inc. and Prem Ramchandani, dated April 29, 2004 (filed herewith).

10.3	Employment Agreement by and between Tactica International, Inc. and Kurt Streams, dated January 19, 2004 (filed herewith).

10.4	Service Agreement by and between Brass Logistics, LLC and IGIA, Inc. (filed herewith).

21.1	Subsidiaries of the Registrant.

23.1	Consent of KPMG LLP (filed herewith).
___________________________________________

(1) Incorporated herein by reference to the exhibit to Registrant's Current Report on Form 8-K dated June18, 2004.

(2) Incorporated by reference to the exhibit of same number filed with the Company's Registration Statement on Form 10-SB.

(3) Incorporated herein by reference to the exhibit to Registrant's Current Report on Form 8-K dated April 1, 2005.

(4) Incorporated herein by reference to the exhibits to Registrant's Current Report on Form 8-K dated March 28, 2005.

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on April 14, 2005.

IGIA, INC.

By: /s/ Avi Sivan
Avi Sivan Chief Executive Officer and Chairman of the Board

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Avi Sivan Avi Sivan	Chief Executive Officer and Chairman of the Board	April 14, 2005

/s/ Prem Ramchandani Prem Ramchandani	President, Treasurer and Director	April 14, 2005

/s/ Kurt Stevens Kurt Stevens	Chief Financial Officer and Assistant Secretary	April 14, 2005